As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANADIAN SUPERIOR ENERGY INC.

(Exact name of registrant as specified in its charter)

Alberta	1311	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Suite 3300, 400 3rd Avenue, SW
Calgary, Alberta
Canada T2P 4H2
(403) 294-1411

(Address and telephone number of registrant’s principal executive office)

PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Gary J. Kocher
Devin W. Stockfish

Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed Maximum aggregate offering price(2)	Proposed Maximum Per Share Offering Price(2)	Amount of registration fee
Common shares, no par value	7,200,000	$16,560,000	$2.30	$1,771.92

(1)             Includes 1,200,000 common shares issuable upon the exercise of common share purchase warrants and 6,000,000 common shares issuable upon conversion of 5% US$100 cumulative convertible redeemable preferred shares issued to persons in the United States in connection with a private placement. Pursuant to Rule 416, this registration statement shall also cover any additional common shares issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding common shares of registrant.

(2)             Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low sales prices of Canadian Superior Energy Inc. common shares on the American Stock Exchange on May 10, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus dated May 12, 2006
Subject to Completion

7,200,000 Common Shares

This is an offering by certain shareholders of Canadian Superior Energy Inc. of common shares issuable upon exercise of common shares purchase warrants and 5% US $100 cumulative convertible redeemable preferred shares issued by us in a private placement transaction. The selling shareholders may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

We will not receive any proceeds from the sale of our common shares by the selling shareholders.

Our common shares are traded on the American Stock Exchange, or AMEX, and on the Toronto Stock Exchange, or the TSX, under the symbol “SNG.” The reported closing price of our common shares on May 10, 2006 on AMEX was US$2.32 and on the TSX was C$2.55.

Investing in our common shares involves substantial risks which are described in the “Risk Factors” section beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

PRICE RANGE OF COMMON SHARES

CONSOLIDATED CAPITALIZATION

CURRENCY EXCHANGE RATES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

DIVIDEND POLICY

DESCRIPTION OF SHARE CAPITAL

ARTICLES OF INCORPORATION AND BYLAWS

CERTAIN INCOME TAX CONSIDERATIONS

MANAGEMENT

PRINCIPAL AND SELLING SECURITY HOLDERS

PLAN OF DISTRIBUTION

RELATED PARTY TRANSACTIONS

EXPENSES

LEGAL MATTERS

CHANGE OF AUDITORS

EXPERTS

ENFORCEABILITY OF CIVIL LIABILITIES

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Unless otherwise indicated, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

Market data and certain industry forecasts used throughout this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” are to Canadian dollars and “US$” refers to United States dollars. Unless otherwise indicated, all U.S. dollar amounts referred to in this prospectus which have been converted into U.S. dollars from Canadian dollars have been so converted using the noon exchange rate on April 28, 2006 for one Canadian dollar, expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York, being $0.8926.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or similar terms, as well as references to “Canadian Superior,” refer to Canadian Superior Energy Inc. either alone or together with our subsidiaries.

i

ABBREVIATIONS

Oil and Natural Gas Liquids		Natural Gas

bbl	barrel	mcf	thousand cubic feet
bbls	barrels	MMcf	million cubic feet
Bcf	billion cubic feet
Mbbls	thousand barrels	mcf/d	thousand cubic feet per day
boe/d	barrels of oil equivalent per day	MMcf/d	million cubic feet per day
bbl/d	barrels of oil per day	M³	cubic metres
Mmbbls	million barrels	MMBTU	million British Thermal Units
AOF	absolute open flow	gj	gigajoule (trillion joules)
API	American Petroleum Institute	TCF	trillion cubic feet
ARTC	Alberta Royalty Tax Credit	MMscf	million standard cubic feet
MSTB	thousands of Stock Tank Barrels of oil (oil volume at 60º F and 14.65 PSIA)	NGLS	natural gas liquids

Other:

boe	Barrel of oil equivalent of natural gas and crude oil on the basis of 1 Bbl of crude oil for 6 Mcf of natural gas (this conversion factor is not based on either energy content or current prices).

$M	Thousands of dollars

$MM	Millions of dollars

CONVERSION

The following table sets forth certain standard conversions from Standard Imperial units to the International system of units (or metric units).

To Convert From	To	Multiplied By

Mcf	Cubic metres	28.174
Cubic metres	Cubic feet	35.494
Bbls	Cubic metres	0.159
Cubic metres	Bbls oil	6.290
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.405
Hectares	Acres	2.471
Gigajoules	MMBTU	0.950

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common shares. You should read the entire prospectus carefully before making an investment decision.

BUSINESS OF THE COMPANY

We are a crude oil and natural gas exploration and production company with primary emphasis on the exploration for, and production of, crude oil and natural gas in Western Canada, offshore Nova Scotia, Canada and offshore Trinidad and Tobago.

Trinidad and Tobago

We were awarded the right to explore on Block 5(c), which we have named “Intrepid”, in the Government of Trinidad and Tobago Ministry of Energy and Energy Industries’ 2003/2004 Offshore Competitive Bid Round in May 2004. Our Intrepid Block 5(c) covers 80,041 gross acres. We have obtained detailed 3D seismic data of the Intrepid Block from the Government of Trinidad and Tobago and are interpreting that data to confirm drilling locations.

On July 20, 2005, we signed a production sharing contract with the Government of Trinidad and Tobago for Block 5(c), which provides us the right to explore on Block 5(c), which covers 80,041 gross acres.

We submitted our “Application for a Certificate of Environmental Clearance” to the Trinidad and Tobago Environmental Management Authority, or EMA, for exploration drilling on Block 5(c) within the East Coast Marine Area. We have conducted two “Public Consultation Meetings” in Mayaro, on December 17, 2005 and on February 13, 2006, to discuss the proposed project with affected stakeholders. An Environmental Baseline Survey was conducted in Block 5(c).

On March 20, 2006, we announced that we had entered into a firm multi-well contract for the Kan Tan IV Semi-Submersible Drilling Rig, managed by A. P. Moller - Maersk A/S, of Copenhagen, Denmark and owned by Beijing Zhiyuan Industries Company Limited, of Beijing, China to drill our first two exploration wells on our “Intrepid” Block 5(c) offshore Trinidad. We plan to commence drilling on the first of two Canadian Superior operated back-to-back wells in September and October 2006 to evaluate two separate large 3D seismically defined potential natural gas structures with the Kan Tan IV rig as soon as the Kan Tan IV has completed a scheduled refurbishment currently underway in Brownsville, Texas.

We continue to make steady progress in preparing for exploration and development on our offshore Trinidad and Tobago holdings.

In addition, in Trinidad and Tobago, we continued to prepare for the first phase of operations on our Mayaro/Guayaguayare (M/G) “Tradewinds” project, a joint venture with the national oil company, the Petroleum Company of Trinidad and Tobago Limited, or Petrotrin. This joint venture encompasses securing two near-shore Blocks (55,000 gross acres) off the east coast of Trinidad where there is the potential to establish significant oil reserves in the heart of a known producing hydrocarbons-bearing structural trend. On the M/G Block, we are working on the design of a seismic program to evaluate the near-shore block and plan to conduct this program after this license is transferred to us by the Trinidad and Tobago Government.

East Coast, Offshore Nova Scotia, Canada

Our holdings offshore Nova Scotia consist of 100% interests in six exploration licences totaling 1,293,946 acres. We are involved in the three main play types in the basin.

In 2005, we were advised by the Canada-Nova Scotia Offshore Petroleum Board, or CNSOPB, that the consolidation of its deepwater “Mayflower” exploration licence (EL 2406) and the shallower water Mariner exploration licence (EL 2409) had been approved by the Government of Canada and the Province of Nova Scotia. This consolidation will come into effect upon the drilling of the next “Mariner” exploration well and will allow the work commitments and related work commitment deposits for these two exploration licences (EL 2406 and EL 2409) to be combined, allowing the existing work deposit for our deepwater Mayflower Project, approximately $10 million, to be applied directly against the costs of drilling our next Mariner well; in effect, this provides us with $10 million of additional capital to be applied to drilling the next Mariner well.

The Mariner Project lands are located approximately nine kilometres northeast of Sable Island, offshore Nova Scotia. The first exploration well, Mariner I-85, was drilled on this block in 2003/2004 (November 2003 to March 2004). Furthermore, upon consolidation, the exploration term for our 100% deepwater “Mayflower” license (EL 2406) will be extended for 2 additional years, from the current expiry date of December 31, 2006 to December 31, 2008; and, thereafter, 50% of the licence area will be extended for an additional two years to December 31, 2010. Our Mayflower deepwater project exploration licence covers approximately 712,000 acres.

In addition to our “Mariner” exploration project targeting Cretaceous and Jurassic gas bearing sands, we continue to monitor drilling activities near our Abenaki Reef “Marquis” 100% prospects. Our “Marquis Project” lands encompass two exploration licenses with approximately 111,000 contiguous acres located in shallow water depths close to the existing Sable Offshore Energy Project producing infrastructure and EnCana’s Deep Panuke discoveries. We also have identified several other large Cretaceous and Jurassic prospects on our 100% “Marauder” and 100% “Marconi” exploration lands which cover an additional 371,000 acres offshore Nova Scotia, offsetting the Sable Island area, and in the fourth quarter of 2005, we initiated the environmental impact assessment work required prior to conducting seismic and drilling on these properties.

Western Canada

Concerted emphasis and effort continues to be applied to Western Canada through our exploration and operations teams to maintain and grow our cash flow and production, focusing on developing our Drumheller, Alberta core area and several other drilling opportunities.

All of our current production is located in Western Canada where we have interests in several key areas including Drumheller, Windfall, Boundary Lake, East Ladyfern, Giroux Lake and Teepee. During 2005, we drilled or participated in 67 gross (28.22 net) wells which included 17 gross (14.42 net) operated wells and 50 gross (13.8 net) non-operated wells. We completed or tied in 63 wells for a success rate of 94%. We maintained our extensive land holdings in Western Canada. At December 31, 2005, we held 275,710 gross acres (193,576 net acres) of land at an average working interest of 70%.

The Drumheller Area accounts for approximately 90% of our production and consists of both conventional and non-conventional (coal bed methane) play types. In 2005, 64 gross (26 net) wells were drilled in the Drumheller area consisting of 18 gross (13.2 net) conventional wells and 46 gross (12.8 net) Horseshoe Canyon coal bed methane wells. We acquired or purchased five 3-D seismic programs, which are critical in continuing the success that we achieved in 2005.

The Drumheller area offers a multitude of opportunities that include both oil and gas play types and are contained in four distinct stratagraphic zones.

The shallow targets include the Belly River and the Edmonton Groups and range in depth from 300 – 700 meters (980 – 2300 feet). Well production in these zones range from 50 – 750 mcf/d with associated reserve size of .1 – 2 Bcf.

Our current activities in coal bed methane are centered on the Horseshoe Canyon in which we drilled or participated in 46 wells during 2005. All of these wells have been successful and we will continue to develop these assets in to 2006. We hold 157 gross (81 net) sections of Horseshoe Canyon rights. The Horseshoe Canyon coal depths range from 200 – 400 meters (650 – 1300 feet) and are typically found in 8 – 10 coal seams with thicknesses averaging from .75 – 1.5 meters ( 2.5 – 5 feet). These coals contain dry gas and produce little or no water.

We have 42 gross (41 net) sections of land in the Mannville coal bed methane fairway. Our total acreage for coal bed methane is 185 gross (108 net) sections of which 14 gross (13.4 net) sections have both Horseshoe Canyon and Mannville coal bed methane potential.

The Boundary Lake / Teepee area is a high reward medium risk area and was a major focus area for us in 2005. At the end of 2005, this property represented a minor portion of our total production, but renewed emphasis has been placed on this year round access area. We purchased additional lands, 2D and 3D seismic data. We also have several follow-up locations based on the success of the initial drilling.

We drilled or participated in two wells in the Windfall area in 2005. Both these wells were successful and have been tied in. Both wells are producing between 750 – 1000 mcf/d.

In 2005, we followed up our Slave Point play in the East Ladyfern area with the addition of 2D seismic and the drilling of the 1-26-91-11W6 well. This well was drilled in late January 2005 due to delayed freeze-up and rig availability. Because of early break-up, no testing could be done at the time. The logs over the Slave Point have been subsequently further evaluated and we have now determined that they show gas over water. At this time, because of high costs associated with completing this type of sour natural gas, further testing of this formation is not justified. However, the shallower Cretaceous zones in the 1-26 and other wells in the area show promise. We plan, together with our partner, to complete the 12-27-91-11W6 and the 1-26-91-11W6 well bores and to drill a new shallow location in the first half of 2006. With success in the shallower non-sour lower cost Cretaceous resource play, the needed infrastructure will be brought into the area and may allow economic tie-ins of the Slave Point gas in this area at a later date.

We are now also focusing our exploration in Western Canada towards the foothills of Alberta, Canada. This area represents an area of high risk - high reward exploration and production with year round access. In this area, well reserves can range to over 10 Bcf/well with associated natural gas liquids and can produce at rates of over 5 – 10 mmcf/d.

Strategy

We have been successful in implementing our strategies for creating high impact opportunities, value and growth with the support of our shareholders. We continue to strive to deliver shareholders a growth strategy based on continued development in Western Canada of cash flow and production focusing on our Drumheller core area, and on other opportunities that we have developed in Western

Canada, including our evolving Coal Bed Methane, or CBM, opportunities. We plan to commence drilling in Trinidad and Tobago on our “Intrepid” Block 5(c) later in 2006 and to proceed with further drilling offshore Nova Scotia on our “Mariner” Block in due course.

RECENT DEVELOPMENTS

On February 1, 2006, we completed a private placement of US$15 million of preferred share purchase units to West Coast Opportunity Fund, LLC. Each preferred share purchase unit consists of ten 5% US$100 cumulative convertible redeemable preferred shares and eighty common share purchase warrants. The common share purchase warrants comprising part of the preferred share purchase units are exercisable for our common shares for a period of thirty-six months from the date of issue, which was February 1, 2006, at an exercise price of US$3.00 per common share. Each convertible redeemable preferred share comprising part of a preferred share purchase unit is convertible at the election of the holder thereof into forty of our common shares, subject to certain adjustments. Pursuant to the terms of a registration rights agreement entered into in connection with the private placement, we were obligated to file a registration statement with the Securities and Exchange Commission, or the Commission, within 30 days of the closing of the private placement to register the common shares issuable upon exercise of the common share purchase warrants and upon conversion of the convertible redeemable preferred shares. We are required to have the registration statement declared effective within 180 days of the closing of the private placement. To the extent that we fail meet either of the foregoing requirements, we will be required to pay West Coast Opportunity Fund, LLC one-thirtieth of one percent of the US$15 million aggregate purchase price for each day that such requirement is not met, up to a maximum amount of six percent of the aggregate purchase price.

CORPORATE INFORMATION

We were incorporated as 297272 Alberta Ltd. by Articles of Incorporation under the Business Corporations Act (Alberta) on March 21, 1983. We changed our name to Kapalua Gold Mines Ltd. on April 27, 1993 and then to Prize Energy Inc. on November 16, 1993. We subsequently changed our name to Canadian Superior Energy Inc. on August 24, 2000. Our main offices are located at 3300, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2 and our registered office is located at 3300, 421 - 7th Avenue S.W., Calgary, Alberta, T2P 4K9. Our east coast office is located at 1409, 1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2. Our telephone number is (403) 294-1411 and our website address is www.cansup.com. The information contained on our website does not constitute part of, nor is it incorporated into, this prospectus.

RISK FACTORS

Investing in our common shares involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below before purchasing our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment.

An investment in our common shares is speculative due to the nature of our business.

An investment in our common shares is speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas and our present stage of development. Oil and natural gas exploration involves a high degree of risk and there is no assurance that expenditures made on future exploration by us will result in new discoveries of oil or natural gas in commercial quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Our long-term commercial success depends upon our ability to find, acquire, develop and commercially produce oil and natural gas reserves. No assurance can be given that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, oil and gas operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, cratering, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

We might have difficulty obtaining additional capital, which could prevent us from achieving our business objectives. If we are successful in raising additional capital, it may have a dilutive effect on our shareholders.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. If our revenues or reserves decline, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to us. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties, miss certain acquisition opportunities and reduce or terminate our operations. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects. Also, if we raise funds by issuing additional common shares or debt securities convertible into common shares, our shareholders will experience dilution, which may be significant, to their ownership interest in us. If we raise funds by issuing shares of a different class of stock other than our common shares or by issuing debt, the holders of such different classes of stock or debt securities may have rights senior to the rights of the holders of our common shares.

We may incur debt to finance the acquisition of assets and other companies. This may impair our ability to obtain future financing to fund our operations or future business opportunities.

From time to time we may enter into transactions to acquire assets or the securities of other companies. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Neither our articles nor our bylaws limit the amount of indebtedness that we may incur. The level of our indebtedness may impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise or to fund our operations.

Declines in the world prices of oil and natural gas may have a material adverse effect on our revenues and net income.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue and income. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices, leading to a reduction in the volume of our oil and natural gas reserves. We might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, causing a reduction in our oil and natural gas acquisition and development activities. In addition, bank borrowings available to us are in part determined by our borrowing base. A sustained material decline in prices from historical average prices could limit our borrowing base, therefore reducing the bank credit available to us, and could require that a portion of our then existing bank debt be repaid.

In addition to establishing markets for our oil and natural gas, we must also successfully market our oil and natural gas to prospective buyers. The marketability and price of oil and natural gas which may be acquired or discovered by us will be affected by numerous factors beyond our control. We will be affected by the differential between the price paid by refiners for light quality oil and the grades of oil produced by us. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. We will also likely be affected by deliverability uncertainties related to the proximity of our reserves to pipelines and processing facilities and related to operational problems with such pipelines and facilities and extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and other aspects of the oil and natural gas business.

The nature of our business exposes us to substantial risks. To the extent that we incur liability in excess of our insurance coverage, our financial position, results of operations or prospects could be materially affected.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we have obtained insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our financial position, results of operations or prospects.

Future litigation could adversely affect our business and cash position.

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. While we are not currently a party to any outstanding litigation, there can be no assurance that claims will not arise in the future. Litigation can be time consuming, expensive, and distract our management from the conduct of our business. To the extent we incur expenses in connection with litigation or regulatory proceedings in the future, which expenses may include substantial fees of attorneys and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions, such expenses could adversely affect our cash position if they are not otherwise covered by available insurance.

We are subject to numerous environmental regulations that have become more stringent in the recent past and may result in increased liabilities and increased capital expenditures by us.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and national, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. We believe that we are in substantial compliance with existing legislation. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects.

We will encounter competition in all areas of our business and may not be able to successfully compete with our competitors.

We actively compete for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of other oil and gas companies, many of which have significantly greater financial resources than us. Our competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators. The oil and natural gas industry is highly competitive. Our competitors for the acquisition, exploration, production and development of oil and natural gas properties, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than we do. Certain of our customers and potential customers are themselves exploring for oil and gas, and the results of such exploration efforts could affect our ability to sell or supply oil or natural gas to these customers in the future. Our ability to successfully bid on and acquire additional property rights, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with our future industry partners and joint operators and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

Our reserves will be depleted over time and we may be unable to develop or acquire additional reserves.

Our future oil and natural gas reserves, production, and cash flows to be derived therefrom are highly dependent on our successfully acquiring or discovering new reserves. Without the continual addition of new reserves, any of our existing reserves and the production therefrom will decline over time as such existing reserves are exploited. A future increase in our reserves will depend not only on our ability to develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. There can be no assurance that our future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and natural gas.

Our success depends on our ability to retain the current members of our senior management team and other key personnel.

Our success depends to a significant extent on the continued services of our core senior management team and other key personnel. If one or more of these individuals were unable or unwilling to continue in his present position, our business would be disrupted and we might not be able to find replacements on a timely basis or with the same level of skill and experience. Finding and hiring any such replacements could be costly and might require us to grant significant equity awards or other incentive compensation, which could adversely impact our financial results. We do not maintain key-person life insurance for any of our management personnel or other key employees.

Our production and revenues may to some extent be dependent on the ability of third party operators.

To the extent we are not the operators of our oil and natural gas properties, we will be dependent on such operators for the success of those properties and we will largely be unable to direct or control the activities of the operators. If, in situations where we are not the operator, the operator fails to perform adequately or becomes insolvent, our revenues may be reduced. Payments from production generally flow through the operator and, where we are not the operator, there is a risk of delay and additional expenses in receiving such revenues. Additionally any delay in payment along the production chain could adversely impact your dividends.

We may not be able to secure the required licenses and permits for the conduct of our business.

Our operations generally require licenses and permits from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development at our projects.

Increases in royalties and taxes payable by us will adversely affect our profitability.

In addition to federal regulations, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time, the Governments of Canada, Alberta, British Columbia and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced planning projects. Oil and natural gas royalty holidays and reductions for specific wells reduce the amount of Crown royalties paid by us to the provincial governments. In Alberta, the Alberta Royalty Tax Credit program provides a rebate on Alberta Crown royalties paid in respect of eligible producing properties. Both of these incentives have the effect of increasing our net income. Producers of oil and natural gas in the Province of British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of oil and natural gas produced from Crown and freehold lands, respectively. The amount payable as a royalty in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of oil produced in a month and the value of the oil. In specific circumstances, oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production.

We may not be able to guarantee that title to certain of our properties is free from defect.

We have not obtained a legal opinion as to the title to our freehold properties other than the properties that we obtained in our acquisition of assets of El Paso Corporation in 2004 and cannot guarantee or certify that a defect in the chain of title may not arise to defeat our interest in certain of such properties. Remediation of title problems could result in additional costs and litigation. If title defects are unable to be remedied, we may lose some of our interest in the disputed properties resulting in reduced production. Although title reviews were conducted prior to the purchase of the El Paso Properties and may be conducted prior to the purchase of other oil and natural gas producing properties or the commencement of drilling wells, such reviews may not discover unforeseen title defects that could adversely affect our title to or proportionate interest in the property or entitlement to revenue from the property.

Certain of our directors and officers may have conflicts of interest.

Certain of our directors and officers are also directors and officers of other oil and natural gas companies involved in natural resource exploration and development, and conflicts of interest may arise between their duties as officers and directors of Canadian Superior and as officers and directors of such other companies. Such conflicts must be disclosed in accordance with, and are subject to such other procedures and remedies as apply under the Business Corporations Act (Alberta).

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Securities Exchange Act, or Exchange Act. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or the actual results, performance or achievements of our industry, to be materially different from any future results, performance or achievements expressed or implied by such statements. All statements in this document, other than statements of historical fact, including statements regarding estimates of reserves, estimates of future production as well as other statements about anticipated future events or results are forward looking statements. Forward looking statements often, but not always, are identified by the use of words such as “seek,” “anticipate,” “believe,” “continue,” “plan,” “estimate,” “expect,” “target,” and “intend,” and statements that an event or result “may,” “will,” “should,” “could,” or “might” occur or be achieved and other similar expressions. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•      The future commercial success of our oil and natural gas exploration, development and production activities;

•      The stability of world-wide oil and natural gas prices;

•      Our ability to make necessary capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future;

•      Competition with and among other oil and natural gas companies for the acquisition, exploration, production and development of oil and natural gas properties;

•      Our oil and natural gas reserves;

•      Our ability to obtain the required licenses and permits from governmental authorities for our exploration, development and production activities; and

•      Our ability to successfully defend against pending or future litigation.

Additional information regarding these factors and other important factors that could cause results to differ materially may be referred to as part of particular forward looking statements are discussed in the section “Risk Factors” and elsewhere in this document and to those that may be discussed as part of particular forward looking statements. We qualify all of our forward-looking statements by these cautionary statements. We assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

All of the net proceeds from the sale of the common shares by the selling shareholders will go to them upon sale of such shares. We will not receive any proceeds from the sales of our common shares by the selling shareholders. If all of the common share purchase warrants are exercised we will receive an aggregate of US$3,600,000 in payment of the exercise prices therefore. We will not receive any additional consideration in connection with the conversion of the 5% US$100 cumulative convertible redeemable preferred shares. The proceeds received from the exercise of the warrants, if any, will be used for drilling and development of our holdings offshore Trinidad and Tobago, and for general working capital.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The statement of operations data and cash flow data for the years ended December 31, 2005, 2004 and 2003, and the balance sheet data as of December 31, 2005 and 2004, are derived from our audited consolidated financial statements and related notes thereto, which have been included elsewhere in this prospectus. Our selected consolidated financial information for the years ended December 31, 2002 and 2001 and our balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements, which are not included in this prospectus. The balance sheet data as of December 31, 2003 is derived from audited consolidated financial statements, which have not been presented in this prospectus.

We prepare our consolidated financial statements in Canadian dollars in accordance with Canadian GAAP. See Note 15 to our annual consolidated financial statements, which are included elsewhere in this prospectus, for a description of the principal differences between Canadian GAAP and U.S. GAAP. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	2005	2004	2003	2002	2001

Revenue
Oil and gas	$54,545	$38,684	$31,618	$7,741	$4,945
Royalties net of royalty tax credit	(9,716)	(5,805)	(6,050)	(1,734)	(867)
	44,829	32,879	25,568	6,007	4,078
Expenses
Production and operating	7,239	7,151	5,992	2,542	1,054
General and administration	5,398	4,614	4,849	2,898	2,291
Interest	1,015	1,104	1,456	158	0
Depletion, amortization and accretion	23,539	22,177	14,291	48,894	1,055
Stock based compensation	3,657	2,612	771	0	0
	40,848	37,658	27,359	54,492	4,400
Earnings (loss) from operations	3,981	(4,779)	(1,791)	(48,485)	(322)
Other income (expense)	(715)	493	364	454	13,499

Earnings (loss) before income taxes	3,266	(4,286)	(1,427)	(48,031)	13,177
Income taxes (reduction)
Capital	129	261	288	64	140
Future reduction	81	(1,523)	(763)	(19,922)	4,928
	210	(1,262)	(475)	(19,858)	5,068

Net earnings (loss)	3,056	(3,024)	(952)	(28,173)	8,109

Retained earnings (deficit), beginning of year, as previously reported	(4,462)	(312)	(17,057)	11,116	3,007
Accounting changes	0	(1,126)	(486)
Retained earnings (deficit), beginning of year, as restated	(4,462)	(1,438)	(17,543)	11,116	3,007
Reduction in stated capital	0		17,057	0
Retained earnings (deficit), end of year	(1,406)	(4,462)	(1,438)	(17,057)	11,116
Earnings (loss) per share	0.03	(0.03)	(0.01)	(0.51)	0.20
Diluted earnings (loss) per share	0.03	(0.03)	(0.01)	(0.51)	0.19

Balance Sheet Data
Cash and short term investments	11,798	1,725	9,328	0	8,190
Current assets	21,540	8,126	23,436	5,978	11,954
Total assets	186,345	151,011	144,749	49,956	68,588

Current portion long-term debt:	12,851	10,750	12,550	5,150	0

Total liabilities	45,545	37,461	42,379	17,086	25,691

Total shareholders’ equity	140,800	113,550	102,370	32,870	42,897

PRICE RANGE OF COMMON SHARES

Our common shares are traded on AMEX and the TSX under the symbol “SNG.” The following tables set forth, for the periods indicated, the reported high and low sales prices of our common shares on AMEX.

	American Stock Exchange
Period	High	Low
	(U.S.$)
Year ended December 31, 2005	2.50	1.46
Year ended December 31, 2004	3.54	1.00
Year ended December 31, 2003	2.58	0.88
Year ended November 30, 2002	1.06	0.68
Year ended November 30, 2001	—	—
Calendar 2006
First Quarter	2.57	2.15
Calendar 2005
Fourth Quarter	2.38	1.93
Third Quarter	2.50	1.60
Second Quarter	1.76	1.46
First Quarter	2.12	1.58
Calendar 2004
Fourth Quarter	2.25	1.43
Third Quarter	1.90	1.30
Second Quarter	1.69	1.00
First Quarter	3.54	1.22
April 2006	2.42	2.23
March 2006	2.40	2.15
February 2006	2.57	2.16
January 2006	2.63	2.05
December 2005	2.18	2.00
November 2005	2.14	1.98

The following table sets forth, for the periods indicated, the reported high and low sales prices of our common shares on the TSX.

	Toronto Stock Exchange
Period	High	Low
	(C$)
Year ended December 31, 2005	2.92	1.82
Year ended December 31, 2004	4.70	2.18
Year ended December 31, 2003	3.40	1.25
Year ended November 30, 2002	3.39	1.05
Year ended November 30, 2001	1.73	1.20
Calendar 2006
First Quarter	2.95	2.49
Calendar 2005
Fourth Quarter	2.80	2.23
Third Quarter	2.92	1.90
Second Quarter	2.20	1.82

	Toronto Stock Exchange
Period	High	Low
	(C$)
First Quarter	2.74	1.94
Calendar 2004
Fourth Quarter	2.84	1.77
Third Quarter	2.43	1.71
Second Quarter	2.29	1.36
First Quarter	4.70	1.62
April 2006	2.81	2.52
March 2006	2.75	2.49
February 2006	2.95	2.50
January 2006	3.00	2.40
December 2005	2.53	2.30
November 2005	2.50	2.31

CONSOLIDATED CAPITALIZATION

The following table describes our consolidated capitalization as of December 31, 2005, and as adjusted in order to give effect to the issuance and exercise of the common share purchase warrants, the issuance and conversion of the 5% $100 cumulative convertible redeemable preferred shares, and the issuance of the common shares issuable upon exercise and conversion thereof, and before deducting expenses of this offering. This table is presented in Canadian GAAP and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

For your convenience, we have converted certain Canadian dollar amounts for December 31, 2005 into U.S. dollars at the rate of US$0.869 per $1.00 (the noon exchange rate on December 31, 2005 for one Canadian dollar, expressed in U.S. dollars, as reported by the Federal Reserve Bank of New York). You should not view such currency translations as a representation that such Canadian dollar amounts actually represent such U.S. dollar amounts or could be or could have been converted into U.S. dollars at the rates indicated or at any other rate.

	December 31, 2005		December 31, 2005
	Actual	As Adjusted	Actual		As Adjusted
	(U.S. dollars, in thousands)		(Canadian dollars, in thousands)
Cash, cash equivalents and short term investments	$10,252	$28,852	C$	11,798	C$	33,201
Long term debt and obligations under capital leases (including current portion)	0	0	0		0
Shareholders equity
Common shares, no par value
(authorized: unlimited; outstanding: 119,135,362 actual as of December 31, 2005, 126,335,362 as adjusted)	118,023	136,623	135,815		157,219
Preferred shares, no par value
(authorized: unlimited; outstanding: nil actual and as adjusted)	0	0	0		0
Contributed surplus	5,554	5,554	6,391		6,391
Deficit	(1,222)	(1,222)	(1,406)		(1,406)
Total shareholders’ equity	122,355	140,955	140,800		162,204
Total Capitalization	$132,607	$169,807	C$	152,598	C$	195,405

The information in the above table does not include:

•                  9,488,389 common shares issuable upon the exercise of outstanding share options as of December 31, 2005 at a weighted-average exercise price of $1.83 per share;

•                  1,462,661 common shares reserved for future issuance under our stock option plan as of December 31, 2005; and

•                  2,750,000 common shares issuable upon the exercise of outstanding warrants as of December 31, 2005, at a weighted average exercise price of $2.50.

CURRENCY EXCHANGE RATES

We present our consolidated financial statements in Canadian dollars. The following table sets forth, for each period presented, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average exchange rate for such period, based on noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. As of April 28, 2006, the inverse of the noon Federal Reserve Bank of New York buying rate of Canadian dollars was $1.00 = US$0.8926.

	Fiscal Year Ended December 31
	2001		2002		2003		2004		2005
High	US$	0.662	US$	0.670	US$	0.774	US$	0.849	US$	0.869
Low	0.620		0.624		0.635		0.716		0.787
Period end	0.633		0.628		0.774		0.831		0.858
Average*	0.637		0.645		0.719		0.770		0.828

* Based on average exchange rates in effect on the last day of each month during such periods.

	Month Ended
	October 31, 2005		November 30, 2005		December 31, 2005		January 31, 2006		February 28, 2006		March 31, 2006		April 30, 2006
Low	US$	0.858	US$	0.836	US$	0.852	US$	0.853	US$	0.864	US$	0.853	US$	0.853
High	0.841		0.858		0.869		0.874		0.879		0.883		0.893
Period end	0.849		0.857		0.858		0.874		0.879		0.880		0.893
Average	0.848		0.846		0.861		0.864		0.870		0.864		0.874

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The discussion below should be read in conjunction with the Consolidated Financial Statements and Auditors’ Report which have been included elsewhere in this prospectus. The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada, which differ in certain respects from U.S. generally accepted accounting principles. See Note 15 to our audited financial statements for the years ended December 31, 2005, 2004 and 2003 for a summary of the principal differences between Canadian GAAP and U.S. GAAP as they relate to us.

The following discussion contains the term “funds flow from operations”, which is determined before changes in non-cash working capital and should not be considered an alternative to, or more meaningful than, “cash flow from operating activities” as determined in accordance with generally accepted accounting principles, or GAAP. Our determination of funds flow from operations may not be comparable to that reported by other corporations. Reconciliation between net earnings and funds flow from operations can be found in the consolidated statements of cash flows in the audited financial statements. We also present funds flow from operations per share whereby per share amounts are calculated using weighted average shares outstanding in a manner consistent with the calculation of earnings per share.

Overview

We are a crude oil and natural gas exploration and production company with primary emphasis on the exploration for, and production of, crude oil and natural gas in western Canada, offshore Nova Scotia, and offshore Trinidad and Tobago. We will continue our growth in production and cashflow by our development and exploration activities of our core areas in western Canada. During 2005, we increased our production to an exit rate of 3,470 boe per day from a December 2004 exit rate of 2,868 per day. We currently produce over 3,000 boe per day. Higher volumes combined with higher prices received for our product combined to provide us with record cashflow and earnings for 2005.

We will supplement the growth experienced in 2005 with the opportunities presented to us with our high risk, high reward exploration plays offshore eastern Canada and Trinidad and Tobago. We will mitigate some of the risks involved in the offshore plays by utilizing the abilities of our highly specialized staff and consultants working on the projects, as well as using state of the art technology and imaging techniques available to us in the reprocessing and interpretation of our extensive seismic library over our prospects.

Certain Principal Factors Affecting Our Results of Operations and Financial Condition

Oil and natural gas prices have increased significantly since the beginning of 2004. Rising prices contributed to an increase in our oil and natural gas sales and revenues in both 2004 compared to 2003 and 2003 compared to 2002. Prices continued to rise during 2005, leading, together with an increase in production volumes, to a 68% increase in oil and natural gas sales compared to the same period in 2004. Oil prices continued to increase during the first quarter of 2006 to average $59.04 per bbl during the period. Gas prices, although lower than the highs achieved in late 2005, still averaged higher in the first quarter of 2006 at $8.26 per mcf compared to a first quarter 2005 price of $7.59 per mcf.

Significant Accounting Policies

Use of Estimates

The amounts recorded for depletion and amortization of oil and natural gas properties and equipment and the provision for future site restoration and abandonment costs are based on estimates. The ceiling test is based on estimates of proved and probable reserves, production rates, oil and gas prices, future costs and other relevant assumptions. These estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

Stock-Based Compensation Plans

We have adopted the application of the new accounting policy for stock-based compensation (CICA Section 3870) as of January 1, 2004, with retroactive effect to January 1, 2002. This section requires all stock options granted to our employees, directors or consultants be fair valued and recorded as a compensation expense when granted. The Black-Scholes option pricing model was used to estimate the fair value of options on the date of the grant, for inclusion as the stock-based compensation expense to Contributed Surplus. Retroactive adjustments were made for previous years. For the year ended December 31, 2005, $3.6 million was expensed as stock-based compensation compared $2.6 million recorded in 2004 and $771,000 recorded in 2003. Total Contributed Surplus at December 31, 2005 relating to stock based compensation since the inception of the Company amounts to $6.4 million.

Asset Retirement Obligations

We have adopted the retroactive application of the new accounting policy for asset retirement obligations (CICA Section 3110) as of January 1, 2004. All existing reclamation and abandonment liabilities have been reversed and the new standard has been set up with prior years being restated. The obligation has been measured and recorded at fair value and the corresponding oil and natural gas assets have been increased. The capitalized costs have been included in the asset base, and are being amortized to depletion expense over the useful life of the asset. The liability will be adjusted over time with a corresponding accretion expense until the obligations are settled.

Results of Operations

Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Net Income and Funds Flow from Operations

The following table sets forth our selected financial information for the periods indicated:

Year ended December 31 (in $000s)	2005	2004	% change
Gross revenue	$55,223	$39,299	41
Transportation	678	615	10
Revenue	54,545	38,684	41
Royalties, net of ARTC	9,716	5,805	67
Production and operating expenses	7,239	7,151	1
Operating Netback	37,590	25,728	46
General and administrative expenses	5,398	4,614	17
Interest and other expense (income), net	1,730	611	183
Large Corporations Tax	129	261	(51)
Funds Flow from Operations	30,333	20,242	50
Depletion and amortization	23,539	22,177	6
Future income tax (recovery)	81	(1,523)	(105)
Stock compensation expense	3,657	2,612	40
Net income (loss)	$3,056	$(3,024)	(201)

For the year ended December 31, 2005, we posted net income of $3.1 million ($0.03 per share) up 201% compared to a net loss of $3.0 million ($0.03 loss per share) over 2004.

For the year ended December 31, 2005, funds flow of $30.3 million was up 50% from 2004 funds flow of $20.2 million. Higher product prices received in 2005 combined with increased product volumes were the primary contributor to the funds flow increases. This was achieved by Exploration and Development drilling with no production acquisitions.

Production, Pricing and Revenue

Years ended December 31	2005	2004
Natural Gas
Average Daily Production (mcf/d)	12,083	11,533
Average Sales Price ($/mcf)	$9.40	$6.80
Natural Gas Revenue net of transportation ($000’s)	$41,476	$28,623

Oil & NGLs
Average Daily Production (bbl/d)	618	642
Average Net Sales Price ($/bbl)	$57.96	$42.91
Oil & NGLs Revenue net of transportation ($000’s)	$13,069	$10,060

Barrels of Oil Equivalent (6:1)
Average Daily Production (boe/d)	2,632	2,565
Average Sales Price ($/boe)	$56.79	$41.33
Total Oil & Gas Revenue net of transportation ($000’s)	$54,545	$38,684

Average daily production for the year ended December 31, 2005, increased to 2,632 boe/d, up from 2,565 boe/d recorded in 2004.

For the year ended December 31, 2005, oil and gas revenues, net of transportation costs of $678,000, of $54.5 million were 41% higher than 2004 revenues of $38.7 million. The revenue increases are due to increased production volumes brought on in the third and fourth quarters of 2005 as well as higher average prices. The average sales prices net of transportation costs for the year ended December 31, 2005 averaged $56.79/boe ($9.40/mcf for natural gas and $57.96/bbl for oil and NGLs) up 37% from $41.33/boe recorded in 2004 ($6.80/mcf for natural gas and $42.91/bbl for oil and NGLs). Average gas volumes of 12,083 mcf/d in 2005 were up 5% from 11,533 mcf/day recorded over the same period in 2004 while oil volumes of 618 bbls/d for the year were down 4% from 2004 sales of 642 bbls/d.

Hedging

We enter into commodity sales agreements and certain derivative financial instruments to reduce our exposure to commodity price volatility. These financial instruments are entered into solely for hedging purposes to protect us against negative commodity price movements and are not used for trading or other speculative purposes. These 2005 activities resulted in a loss of $22,696 which was recorded as a decrease in oil and gas revenues during the period.

At December 31, 2005, we had the following contracts in place:

Contract	Volume	Price	Term
Fixed Price	1000 gj/ Per day	10.08/gj (Aeco)	January 1 – March 31, 2006

At December 31, 2005, the estimated fair value of the above financial instruments was a gain of $23,140.

Royalties

For the year ended December 31, 2005, royalties, net of the Alberta Royalty Tax Credit of $500,000, were $9.7 million, up 67% from $5.8 million recorded in 2004. Increased product prices are the main contributor to higher royalties in 2005. Lower royalties were attributed to 2004 which resulted from a $1.1 million royalty rebate relating to capital expenditures incurred in 2002 and 2003. The average royalty rate for the year was 17.8% of total revenues, compared to 2004 crown royalty rate of 15.0%.

Years ended December 31 ($000’s)	2005	2004	% change
Crown	$8,119	$5,871	38
2003 GCA adjustment made in 2004	—	(1,143)	—
Freehold & overriding	2,097	1,577	33
Total Royalties	$10,216	$6,305	62
Alberta Royalty Tax Credit	(500)	(500)	—
Net Royalties	$9,716	$5,805	67
Per boe	$10.11	$6.20	63
Percent of total revenue	17.8%	15.0%	n/a

Production and Operating Expenses

For the year ended December 31, 2005, production and operating expenses were $7.2 million and were even with 2004 expenditures. For 2005, yearly production and operating expenses of $7.54/boe were down slightly from the 2004 rate of $7.64/boe.

General and Administrative Expenses

For the year ended December 31, 2005, G&A charges of $5.4 million were up 17% from $4.6 million recorded in 2004. On a unit of production basis, G&A expenses for 2005 increased to $5.62 per boe up 14% from $4.93 recorded in 2004. The main reason for the raise in general and administrative costs is an increase in insurance costs, bank re-financing fees and an increase in staffing requirements, including staffing and opening our Trinidad office.

Stock Based Compensation Expense

In September 2003, the CICA issued an amendment to section 3870 “Stock based compensation and other stock based payments”. The amended section is effective for fiscal years beginning on or after January 1, 2004. The amendment requires that companies measure all stock based payments using the fair value method of accounting and recognize the compensation expense in their financial statements. We implemented this amended standard in 2004. We recorded $3.7 million in stock based compensation expense for the year ended December 31, 2005, up from $2.6 million reported in 2004.

Interest and other Expense (Income)

For the year ended December 31, 2005, we expensed $1,015,000 in interest, down from $1,104,000 incurred in 2004. At the end of the year we had a drawn balance of $12.9 million on a $25.0 million revolving loan production facility. A one time charge of $1,012,000 (inclusive of legal costs) was accrued at year end to recognize the settlement of a former employee alleged compensation claims payable by us.

For the year ended December 31, 2005, interest income was $297,000 compared to $493,000 earned in 2004.

Depletion and Amortization

For the year ended December 31, 2005, depletion and amortization expense totaled $23.5 million, up 6% from $22.2 million recorded in 2004. Depletion expenses are high for a company our size because of the large expenditures required to evaluate and drill offshore wells on the East Coast of Canada. Certain East Coast exploration and drilling costs have been included in the depletable pool, with no corresponding increase in reserves.

Taxes

We recorded current taxes only in respect of the federal Large Corporations Tax. The Large Corporations Tax is based on our year-end book value, and was $210,000 in 2005 compared to $261,000 recorded in 2004. Lower tax rates and an increase in the allowed capital deduction claim resulted in the reduction of taxes payable. The 2005 amount was offset by an over accrual of Large Corporation Tax in 2004 of $81,000 resulting in a net $129,000 charge to corporate tax expense for the period. Future income taxes of $81,000 were recorded in 2005 compared to a future tax credit of $1.5 million in 2004. We do not expect to be cash taxable in 2006.

Capital Expenditures

Years ended December 31 ($000’s)	2005	2004	% change

Acquisition/(Disposition)	$(525)	$1,070	(149)
Exploration & Development	23,849	27,894	(14)
Plants & Facilities & Pipelines	5,749	6,696	(14)
Land & Lease	9,073	2,116	329
Capitalized expenses	5,937	4,445	34
	$44,083	$42,221	4

For the year ended December 31, 2005, capital expenditures totaled $44.1 million compared to $42.2 million recorded during the same period in 2004.

Summary of Quarterly Results

($000’s except production and per share amounts)

	31-Dec-05	30-Sep-05	30-Jun-05	31-Mar-05	31-Dec-04	30-Sep-04	30-Jun-04	31-Mar-04
Production
Oil bbls/d	705	647	555	562	691	653	603	614
Gas mcf/d	13,489	12,345	11,375	11,092	12,209	10,490	11,428	11,882
Boe bbls/d	2,953	2,705	2,451	2,411	2,726	2,401	2,508	2,594

Revenue	18,635	14,982	10,808	10,120	11,014	9,282	9,315	9,072
Net income (loss)	1,443	1,495	13	105	280	(2,267)	(271)	760
Income (loss) per share	0.01	0.01	0.00	0.00	(0.00)	(0.02)	(0.00)	0.01
Funds flow from operations	10,344	8,871	5,775	5,343	5,968	4,526	5,312	4,436
Funds flow per share	0.09	0.08	0.05	0.05	0.06	0.04	0.05	0.04

Year Ended December 31, 2004 Versus Year Ended December 31, 2003

Net Income and Funds Flow from Operations

The following table sets forth our selected financial information for the periods indicated:

Years ended December 31 (in $000s)	2004	2003	% change
REVENUE	$38,684	$31,618	22
Royalties, net of ARTC	5,805	6,050	(4)
Production and operating expenses	7,151	5,992	19
OPERATING NETBACK	25,728	19,576	31
General and administrative expenses	4,614	4,849	(5)
Net interest expense (income)	611	1,092	44
Large Corporations Tax	261	288	(9)
FUNDS FLOW FROM OPERATIONS	20,242	13,347	52
Depletion and amortization	22,177	14,291	55
Future income tax recovery	(1,523)	(763)	97
Stock compensation expense	2,612	771	239
NET LOSS	$(3,024)	$(952)	215

We recorded a net loss of $3.0 million, or $(0.03) per share, for 2004, as compared to a loss of $1.0 million $(0.01) per share, in 2003. The principal reason for the loss in 2004 was the increased depletion expense of $22.2 million compared to 14.3 million in 2003 resulting from the inclusion of the Mariner I-85 drilling costs in the depletable pool in 2004.

Cash flow from operations increased 52% to $20.2 million in 2004, from $13.3 million in 2003. Increased production and higher product prices received in 2004 were the primary contributor to the large cash flow increase.

Production, Pricing and Revenue

Years ended December 31	2004	2003	% change
NATURAL GAS
Average Daily Production (mcf/d)	11,533	10,210	13
Average Sales Price ($/mcf)	$6.80	$6.60	3
NATURAL GAS REVENUE ($000’s)	$28,623	$24,589	16

OIL & NGLs
Average Daily Production (bbl/d)	642	583	10
Average Sales Price ($/bbl)	$42.91	$33.03	30
OIL & NGLS REVENUE ($000’s)	$10,060	$7,029	43

BARRELS OF OIL EQUIVALENT (6:1)
Average Daily Production (boe/d)	2,565	2,285	12
Average Sales Price ($/boe)	$41.33	$37.92	9
TOTAL OIL & GAS REVENUE ($000’s)	$38,684	$31,618	22

Average daily production for 2004 increased to 2,565 boe/d, up 12 percent from 2,285 boe/d in 2003. The increase in production during 2004 was largely attributable to increased production in the Drumheller area.

Oil and gas revenue increased $7.1 million (22 percent) to $38.7 million in 2004, as compared to $31.6 million in 2003. This revenue increase was due to both higher production levels and higher average prices achieved during 2004. The average sales price in 2004 was $41.33/boe ($6.80/ mcf for natural gas and $42.91/bbl for oil and NGLs) up 9 percent from $37.92/boe in 2003 ($6.60/mcf for natural gas and $33.03/bbl for oil and NGLs). Of the $7.1 million increase in oil and gas revenues recorded in 2004, $2.9 million of the increase was attributed to increased prices, while $4.2 million of the increase was created by increased production volumes for both oil and gas. Gas volumes increased 13% to 11,533 mcf per day in 2004, up from 10,210 mcf per day in 2003, while oil volumes increased 10% to 642 bbls per day in 2004, up from an average of 583 bbls per day produced in 2003.

While we sold all of our production within Canada, and received production payments in Canadian dollars, the Canadian dollar prices for oil, NGLs and natural gas were strongly referenced to US commodity prices. During 2004, the Canadian dollar increased approximately 8 percent versus the US dollar, resulting in us realizing Canadian dollar denominated sales prices showing lower increases than the US dollar reference prices.

Hedging

We entered into commodity sales agreements and certain derivative financial instruments to reduce our exposure to commodity price volatility. These financial instruments were entered into solely for hedging purposes to protect us against negative commodity price movements and were not used for trading or other speculative purposes. These 2004 activities resulted in a loss of $496,000, which was recorded as a decrease in oil and gas revenues during the period.

We had the following contracts in place relating to 2005:

Contract	Volume	Price	Term
NATURAL GAS
Fixed Price	1,000 gj/d	$9.37/gj (Aeco)	January 1 - March 31, 2005
Costless Collar	1,000 gj/d	$7 to $13.50/gj (Aeco)	January 1 - March 31, 2005

CRUDE OIL
Fixed Price	100 bbls/d	$44.25 USD/bbl WTI	January 1 - March 31, 2005

At December 31, 2004, the estimated fair value of the above financial instruments was a gain of $358,000.

Royalties

Royalties, net of the Alberta Royalty Tax Credit of $500,000, totaled $5.8 million in 2004, down 5 percent from $6.1 million recorded in 2003. The decrease in royalty expense is due to a $1.1 million royalty reduction recorded in 2004 relating to the 13th month adjustment to gas cost allowance for 2003 crown royalties. 2004 crown royalties of $5,871 were 15.1% of total revenues, compared to 2003 crown royalties (adjusted for GCA booked in 2004) of $4,076, or 12.9% of revenues. This increase in the percentage of total revenues in 2004 resulted from fewer low productivity wells producing in 2004, offset by production from new wells that did not qualify for the low productivity reduced royalty rate.

Years ended December 31 ($000’s)	2004	2003	% change
Crown	$5,871	$5,219	12
2003 GCA adjustment made in 2004	(1,143)	0	n/a
Freehold & overriding	1,577	1,248	26

Total royalties	6,305	6,467	(2)
Alberta Royalty Tax Credit	(500)	(417)	20

NET ROYALTIES	$5,805	$6,050	(4)

Per boe	$6.20	$7.26	(15)
Percent of total revenue	15%	19%	n/a

Production and Operating Expenses

Production and operating expenses increased to $7.2 million for 2004, up 19 percent from $6.0 million reported in 2003, resulting from a combination of increased production to 2,565 boe per day in 2004 compared to 2,285 boe per day in 2003, and increased costs caused by higher demands for products and services. On a boe basis, 2004 production and operating expenses increased to $7.64/boe, up 6 percent from $7.19/boe in 2003.

General and Administrative Expenses

Gross G&A charges remained steady at $9.4 million in 2004, from $9.2 million in 2003. G&A recoveries consisting of overhead recoveries on capital projects increased 45 percent to $379,000 in 2004 from $260,000 in 2003. Capitalized G&A consisting of the share of our general and administrative expenditures which relate to exploration activities increased 10 percent to $4.5 million in 2004, from $4.1 million recorded in 2003. Net G&A expenses of $4.6 million in 2004, was down 4 percent from $4.8 million in 2003.

On a unit of production basis, G&A expenses dropped 16 percent to $4.87 per boe for 2004 from $5.82 per boe recorded in 2003. This reduction was the result of maintaining stable general and administrative costs in an environment of increased production.

Years ended December 31 ($000’s)	2004	2003	% change
Gross G&A Expenses	$9,438	$9,172	3
Recoveries	(379)	(260)	(46)
Capitalized	(4,472)	(4,063)	10

NET G&A	$4,587	$4,849	(6)

Per boe	$4.90	$5.82	(16)

Stock Based Compensation Expense

In September 2003, the CICA issued an amendment to section 3870 “Stock based compensation and other stock based payments”. The amended section is effective for fiscal years beginning on or after January 1, 2004. The amendment requires that companies measure all stock based payments using the fair value method of accounting and recognize the compensation expense in their financial statements. We implemented this amended standard in 2004. We recorded $2.6 million in stock based compensation expense for 2004, up from $771,000 recorded in 2003.

Interest

During 2004, we paid $1.1 million in interest on our revolving production loan facility, which at year end had a drawn balance of $10.75 million. $1.5 million of interest expenses were incurred in 2003.

Interest income of $493,000 was earned by us in 2004 on our Offshore Nova Scotia license term deposits compared to $364,000 earned in 2003.

Depletion and Amortization

Depletion and amortization expense for 2004 totaled $22.2 million, up from $14.3 million in 2003. The large increase in 2004 depletion over 2003 is the result of several factors. Depletion is calculated on a quarterly basis, and as such, the increased depletion expense relating to the Drumheller purchase didn’t occur until the second quarter of 2003 when the transaction closed. Also, preliminary reserve estimates used in the second and third quarter of 2003 were higher than the actual reserves given on the December 31, 2003 independent reserve evaluation causing a lower depletion percentage used against capital assets. Additionally, approximately $16.0 million of Mariner I-85 well costs were added to our full cost pool for depletion purposes in the third quarter of 2004 which increased DD&A in both the third and forth quarter of 2004. DD&A has been restated in accordance with the adoption of a new accounting standard regarding asset retirement obligations. The adoption of this new standard increased both 2004 and 2003 depletion expense by approximately $1.0 million.

Asset Retirement Obligation

The new CICA standard dealing with accounting for asset retirement obligations changed the method of accruing for certain site restoration costs. Under the new standard, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically when the related assets are acquired, installed, drilled or completed. Amounts recorded for the related assets are increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets.

The total estimated undiscounted cash flows required to settle the obligation, using an annual inflation which has been discounted using a credit adjusted risk-free interest rate of 8.5% for 2004 and 7.0 % for 2003 and prior years. These payments are expected to be made over the next 10 to 13 years with the majority of costs incurred between 2015 and 2017.

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligation associated with the retirement of oil and gas properties.

As at December 31 ($000’s)	2004	2003
Asset Retirement Obligation, beginning of year	$5,979	$1,043
Liabilities incurred	900	4,652
Accretion expense	456	284
Technical revisions	(158)	—

Asset Retirement Obligation, end of year	$7,177	$5,979

Taxes

We recorded current taxes only in respect of the federal Large Corporations Tax. The Large Corporations Tax is based on our year-end book value, and was $261,000 in 2004. As a result of the loss from operations of $4.3 million reported in 2004, a reduction in future income taxes of $1.5 million was recorded.

Capital Expenditures

Years ended December 31 ($000’s)	2004	2003	% change

Acquisition/(Disposition)	$1,070	$54,160	n/a
Exploration & Development	23,597	17,801	33
Plants, Facilities & Pipelines	6,696	2,787	140
Land & Lease	2,116	1,325	60
Seismic	4,297	3,859	11
Capitalized expenses	4,445	4,063	9
	$42,221	$83,995	(50)

We incurred $42.2 million of capital expenditures in 2004 including approximately $11.0 million related to our share of the Mariner I-85 well. In 2003, we spent $84 million on capital expenditures which included $54.2 million for the Drumheller acquisition. 2004 capital expenditures include the costs of drilling 38 gross wells in Western Canada, compared to 17 wells drilled in 2003. Exploration and development expenses in 2003 also include approximately $5.5 million for our share of the Mariner I-85 well costs.

Ceiling Test

We adopted CICA Accounting Guideline 16 “Oil and Gas Accounting Full Cost” effective for our fourth quarter 2003. This guideline limits the carrying value of oil and gas properties to their fair value in a ceiling test calculation which must be performed at least annually. The fair value is estimated to be the future cash flow from proved and probable reserves using future price forecasts and costs discounted at a risk-free rate. Increased reserves and strong product prices generated an excess carrying amount of assets related to the ceiling of proved plus probable reserves of approximately $6.0 million. No write-down of oil and gas assets was required for 2004 or 2003 under this guideline.

Summary of Quarterly Results

($000’s except production amounts)

	31-Dec-04	30-Sep-04	30-Jun-04	31-Mar-04	31-Dec-03	30-Sep-03	30-Jun-03	31-Mar-03
Production
Oil bbls/d	691.4	653.1	602.9	614.2	731.8	797.8	671.4	122
Gas mcf/d	12,208.9	10,489.8	11,427.5	11,881.5	11,431.0	11,692.0	12,639.7	4,846.0

Gross Revenue	11,014	9,282	9,315	9,072	8,642	9,087	9,888	4,001
Net income (loss)	280	(2,267)	(271)	(766)	(728)	(6)	495	(713)
Income (loss) per share	(0.0)	(0.02)	(0.0)	(0.1)	(0.0)	(0.0)	0.01	(0.01)
Funds flow from operations	5,968	4,526	5,312	4,436	3,676	4,317	4,696	658
Funds flow per share	0.06	0.04	0.05	0.04	0.04	0.05	0.05	0.01

Year Ended December 31, 2003 Versus Year Ended December 31, 2002

Net Income and Funds Flow From Operations

Years ended December 31	($000’s)
	2003	2002	% change

REVENUE	$31,618	$7,741	308
Royalties, net of ARTC	6,050	1,734	249
Production and operating expenses	5,992	2,542	136

OPERATING NETBACK	19,576	3,465	465
General and administrative expenses	4,849	2,898	67
Net interest expense (income)	1,092	(296)	n/a
Large Corporations Tax	288	64	350

FUNDS FLOW FROM OPERATIONS	13,347	799	1,570
Depletion and amortization	14,291	5,895	142
Write down of oil and gas assets	—	43,000	n/a
Stock based compensation	771	0	n/a
Future income tax recovery	(763)	(19,922)	n/a

NET LOSS	$(952)	$(28,173)	n/a

We recorded a net loss of $1.0 million, or $(0.01)/share, for 2003, as compared to a loss of $28.2 million $(0.51)/share, in 2002. The principal reason for the large loss in 2002 was the $24.7 million after tax ceiling test write down in that year.

Cash flow from operations increased nearly sixteen-fold to $13.3 million in 2003, from $0.8 million in 2002. The Drumheller acquisition, providing us with substantial production increases, was the primary contributor to the large cash flow increase in 2003.

The following table sets forth our selected financial information for the periods indicated:

Years ended December 31 ($000’s except per share amounts)	2003	2002	2001

Oil and gas revenue net of royalties	$25,568	$6,007	$4,078
Funds flow from operations	13,347	799	1,729
Per Share - basic	0.16	0.01	0.04
Per Share - diluted	0.15	0.01	0.04
Net earnings (loss)	(952)	(28,173)	8,109
Per Share - basic	(0.01)	(0.51)	0.20
Per Share - diluted	(0.01)	(0.51)	0.19
Total assets	144,749	49,956	68,588
Net debt (surplus) including working capital	3,744	5,484	(1,203)

Production, Pricing and Revenue

Years ended December 31	2003	2002	% change

NATURAL GAS
Average Daily Production (mcf/d)	10,210	4,725	116
Average Sales Price ($/mcf)	$6.60	$4.04	63
NATURAL GAS REVENUE ($000’s)	$24,589	$6,968	253

OIL & NGLs
Average Daily Production (bbl/d)	583	59	888
Average Sales Price ($/bbl)	$33.03	$35.69	(7)
OIL & NGLS REVENUE ($000’s)	$7,029	$769	814

BARRELS OF OIL EQUIVALENT (6:1)
Average Daily Production (boe/d)	2,285	846	170
Average Sales Price ($/boe)	$37.92	$25.07	51
TOTAL OIL & GAS REVENUE, NET OF TRANSPORTATION ($000’s)	$31,618	$7,741	308

Average daily production for 2003 increased to 2,285 boe/d, up 170 percent from 846 boe/d in 2002. The increase in production during 2003 was largely attributable to the Drumheller property acquisition, which closed on March 20, 2003.

Oil and gas revenue, net of transportation, increased 308 percent to $31.6 million in 2003, as compared to $7.7 million in 2002. This revenue increase is due to both higher production levels and higher average price realizations achieved during 2003. The average realized sales price in 2003 was $37.92/boe ($6.60/mcf for natural gas and $33.03/bbl for oil and NGLs) up 51 percent from $25.07/boe in 2002 ($4.04/mcf for natural gas and $35.69/bbl for oil and NGLs).

While we sold all of our production within Canada, and received our production payments in Canadian dollars, the Canadian dollar prices for oil, NGLs and natural gas were strongly referenced to US commodity prices. During 2003, the Canadian dollar increased approximately 20 percent versus the US dollar, resulting in our realizing Canadian dollar denominated sales prices showing lower increases than the US dollar reference prices.

Hedging

We entered into commodity sales agreements and certain derivative financial instruments to reduce our exposure to commodity price volatility. These financial instruments were entered into solely for hedging purposes to protect us against negative commodity price movements and are not used for trading or other speculative purposes. After acquiring the Drumheller property in March 2003, we entered into agreements to hedge approximately 40 percent of our 2003 production. These 2003 activities resulted in income of $269,000 which was recorded as increased oil and gas revenues during the period.

We had the following contracts in place relating to 2004:

Contract	Volume	Price	Term

NATURAL GAS
Fixed Price	1,000 gj/d	$5.68/gj (Aeco)	January 1 - January 31, 2004
Fixed Price	2,000 gj/d	$6.53/gj (Aeco)	January 1 - March 31, 2004
Fixed Price	2,000 gj/d	$5.95/gj (Aeco)	March 1 - March 31, 2004
Fixed Price	2,000 gj/d	$6.14/gj (Aeco)	April 1 - October 31, 2004

CRUDE OIL
Fixed Price	275 bbl/d	$35.75 CAD/bbl WTI	January 1 - May 31, 2004

Royalties

Years ended December 31 ($000’s)	2003	2002	% change

Crown	$5,219	$1.949	168
Freehold and overriding	1,248	85	1,368

Total royalties	6,467	2,034	218
Alberta Royalty Tax Credit	(417)	(300)	39

NET ROYALTIES	$6,050	$1,734	249

Per boe	$7.26	$5.61	29
Percent of total revenue	19%	22%	n/a

Royalties, net of royalty credit, totaled $6.0 million in 2003, up 249 percent from $1.7 million in 2002. The increase in royalty expense is due to a 170 percent increase in average daily production rates and a 51 percent increase in realized prices in 2003. The average royalty rate, as a percentage of revenue, fell to 19 percent in 2003, down from 22 percent in 2002.

Production and Operating Expenses

	2003				Year
	Q1	Q2	Q3	Q4	2003	2002
Production and Operating Expenses ($000’s)	724	1,989	1,771	1,508	5,992	2,542
Per boe ($)	8.65	7.89	7.02	6.16	7.19	8.23

Production and operating expenses increased to $6.0 million for 2003, up 136 percent from $2.5 million reported in 2002, as a result of a significant increase in our production during 2003. Measured on a boe basis, 2003 production and operating expenses fell to $7.19/boe, down 13 percent from $8.23/boe in 2002. Drumheller area production significantly reduced our per barrel production and operating expenses. Our Northern access properties generally had higher operating costs per boe compared to the Drumheller area. Production and operating expenses consistently fell throughout 2003 as our field team worked diligently to implement operations efficiencies. Fourth quarter of 2003 production and operating expenses averaged $6.16/boe, down 29 percent from the first quarter average cost of $8.65/boe.

General and Administrative Expenses

Years ended December 31 ($000’s)	2003	2002	% change

Gross G&A Expenses	$9,172	$6,328	45
Recoveries	(260)	(250)	n/a
Capitalized	(4,063)	(3,180)	n/a

Net G&A	$4,849	$2,898	67

Per boe	$5.82	$9.39	(38)

Net G&A expenses increased to $4.8 million in 2003, up from $2.9 million in 2002. This increase can be attributed to increased staffing and associated expenses to support our increased operations base and activities, as well as to a one-time contractual payment made to an officer and director of Canadian Superior. On a unit of production basis, G&A expenses fell 38 percent to $5.82/boe for 2003. Our capitalized $4.1 million of overhead related to exploration and development, representing 44 percent of gross G&A costs.

Interest Expenses

During 2003 we paid $1.5 million in interest on our revolving production loan facility, which at year end had a drawn balance of $12.55 million. Only $158,000 of interest expenses were incurred in 2002 due to the relatively small size of the facility draws in that year.

Interest Income

Interest income of $364,000 was earned by us in 2003 on our Offshore Nova Scotia license term deposits. Interest income was marginally higher in 2002 because of higher interest rates in that year.

Depletion and Amortization

Depletion and amortization expense for 2003 totaled $14.3 million in 2003 up from $5.9 million in 2002. This increase principally related to the 170 percent increase in production resulting from the Drumheller acquisition. 2003 depletion and amortization expenses averaged $17.14/boe.

Taxes

We recorded current taxes only in respect of the federal Large Corporations Tax. The Large Corporations Tax is based on our year-end book value, and was $288,000 in 2003. As a result of the loss from operations of $1.8 million reported in 2003, a reduction in future income taxes of $763,000 was recorded.

Capital Expenditures

Years ended December 31 ($000’s)	2003	2002	% change

Acquisition	$54,160	$0	100
Exploration & Development	17,801	35,535	(50)
Plants & Facilities & Pipelines	2,787	11,130	(75)
Land & Lease	1,325	4,962	(73)
Seismic	3,859	217	1,678
Capitalized Expenses	4,063	3,181	28
	$83,995	$55,025	53

We incurred $84.0 million of capital expenditures in 2003, including $54.2 million on the Drumheller acquisition in the first quarter of the year. Exploration and development expenses included the costs of drilling 13 wells at Drumheller in the second half of 2003 and two East Ladyfern wells in the first quarter of 2003. Exploration and development expenses also included approximately $5.5 million for our share of the Mariner I-85 well costs incurred to December 31, 2003.

Ceiling Test

We adopted CICA Accounting Guideline 16 “Oil and Gas Accounting - Full Cost” effective for our fourth quarter 2003. This guideline limits the carrying value of oil and gas properties to their fair value in a ceiling test calculation which must be performed at least annually. The fair value is estimated to be the future cash flow from proved and probable reserves using future price forecasts and costs discounted at a risk-free rate. No write-down of oil and gas assets was required for 2003 under this guideline.

Liquidity and Capital Resources

At December 31, 2005, we had a $25.0 million revolving production loan facility of which $12.9 million was drawn. In addition, in August, we completed a private placement financing consisting of 5.5 million special warrants at a price of $2.00 per special warrant for total proceeds of $11.0 million before financing costs of $275,000. The special warrants allow purchasers to acquire one common share of Canadian Superior and one half warrant. Each full warrant allows holders to acquire one share of Canadian Superior at a price of $2.50 to the end of June 30, 2006. In December, we completed a private placement financing consisting of 2,976,400 flow through shares at a price of $3.00 per share for total proceeds of $8.9 million. We have approximately $11.8 million in cash deposits available for corporate purpose. In addition, prior to year end we had secured a financing of US$15 million that closed in January 2006 comprised of Units consisting of ten 5% US$100 cumulative redeemable convertible preferred shares, or Preferred Shares, and 80 common share purchase warrants. Each Preferred Share will be convertible into forty common shares of Canadian Superior (6,000,000 common shares in aggregate) at a price of US$2.50 per common share. Also, on February 9, 2006 we completed a private placement of 1,000,000 Units at a price of $2.40 per Unit for gross proceeds of $2,400,000. Each Unit consists of one common share and one-half of one common share purchase warrant. The warrants comprising part of the Units are exercisable until December 31, 2006 at an exercise price of $2.80 per common share.

Our 2006 Western Canadian exploration and development expenditures are expected to be primarily funded from operating cash flow. Additional cash may be required to fund planned 2007 and 2008 capital programs, including programs in Offshore Nova Scotia and Offshore Trinidad. These

expenditures may be sourced from cash flow, additional equity financings or potential farm outs, or both, or joint ventures or releases of secured offshore term deposits as additional work expenditures are incurred.

At December 31, 2005, we had $14.4 million of term deposits posted as security against our remaining Offshore Nova Scotia work expenditure bids. Under existing regulations, when a company is the successful bidder for a particular offshore Nova Scotia exploration license, the company must deposit with the Government in cash or by letter of credit an amount equal to 25% of their work commitment expenditure bid (i.e. $0.25 on the dollar value bid). As exploration expenditures are made on a particular exploration license, the deposit is refunded on the same basis, $0.25 on the dollar spent. To the extent that expenditures are not incurred within the periods allowed, we would forfeit our proportionate share of any remaining deposits relating to the unexpended work commitment.

Management believes that the combination of working capital, projected cash flows and our current bank line are sufficient to meet our current capital and operating requirements.

Contractual Obligations

In the normal course of business, we are obligated to make future contractual payments. These obligations, which are set forth below, represent contracts and other commitments that are known and non-cancelable.

	Payment Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations	—	—	—	—	—
Capital (finance) lease obligations	0	0	0	0	—
Operating lease obligations	$3,370,000	$1,197,000	$1,907,000	$266,000	—
Purchase obligations	0	0	0	0	—
Other long-term liabilities reflected on the balance sheet under the GAAP of the primary financial statements	8,929,000	8,929,000	0	0	—
Total	$12,299,000	$10,126,000	$1,907,000	$266,000	—

Quantitative and Qualitative Disclosures about Market Risk

Oil and natural gas exploration involves a high degree of risk and there is no assurance that expenditures made on future exploration by us will result in new discoveries of oil or natural gas in commercial quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Management will evaluate exploration and development prospects on an ongoing basis in a manner consistent with industry standards. Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves. No assurance can be given that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

In addition, oil and gas operations are subject to the risks of exploration, development and production of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, cratering, sour gas releases, fires and spills. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on future results of operations, liquidity and financial condition.

Our production is generally sold at prevailing market prices. Periodically, we enter into commodity sales agreements and certain derivative financial instruments to reduce our exposure to commodity price volatility. These financial instruments are entered into solely for hedging purposes to protect us against negative commodity price movements and are not used for trading or other speculative purposes. These 2005 activities resulted in a loss of $22,696 which was recorded as a decrease in oil and gas revenues during the period.

We enter into commodity sales agreements and certain derivative financial instruments to reduce our exposure to commodity price volatility. At December 31, 2005, the estimated fair value of these financial instruments was a gain of $23,140.

BUSINESS

We are a crude oil and natural gas exploration and production company with a primary emphasis on the exploration for, and production of, crude oil and natural gas in Western Canada, offshore Nova Scotia, Canada and offshore Trinidad and Tobago.

Our principal properties can be divided into three distinct groups:

1.             Trinidad and Tobago;

2.             East Coast, Offshore Nova Scotia, Canada; and

3.             Western Canadian Holdings.

TRINIDAD AND TOBAGO

On July 20, 2005, we signed the Production Sharing Contract, or PSC, with the Government of Trinidad and Tobago for “Intrepid” Block 5(c), offshore Trinidad and Tobago. The PSC provides us the right to explore on Block 5(c) which covers 80,041 gross acres and has significant natural gas exploration and development potential off the east coast of the island of Trinidad where we are preparing for exploration drilling.

During 2005, we actively pursued various rig options for the “Intrepid” drilling. We announced on March 20, 2006 that we had entered into a firm multi-well drilling contract 100% on our own to contract the Kan Tan IV Semi-Submersible Drilling Rig, managed by A. P. Moller - Maersk A/S, or Maersk, of Copenhagen, Denmark and owned by Beijing Zhiyuan Industries Company Limited, or Beijing Zhiyuan, of Beijing, China to drill our first two exploration wells on our “Intrepid” Block 5(c) offshore Trinidad. These two Canadian Superior operated back-to-back wells will evaluate two large separate potential hydrocarbon bearing structures that are delineated by extensive 3D seismic that we have evaluated. We anticipate that the first well of the two back-to-back wells will commence drilling in September/October 2006 shortly after the Kan Tan IV has completed a scheduled refurbishment currently underway in Brownsville, Texas. These prospects have been estimated to contain over 4 TCF of natural gas and condensate. Structures of similar size are located in the immediate vicinity of our “Intrepid” Block 5(c).

In addition, our exploration team has continued to evaluate and interpret detailed 3D seismic data over the “Intrepid” Block 5(c) and over nearby producing fields and have identified at least three drillable prospects and selected a number of drilling locations on these prospects. We have verified that this block has multi-tcf natural gas potential. Also, in addition to working with this extensive and valuable seismic data set, we began reprocessing of the data in the last week of October 2005 to further assist in finalizing the geological prognosis across the block and at the proposed drilling locations. This work continued through the fourth quarter of 2005 and into 2006. In addition, extensive offset well data has been obtained from the Trinidad and Tobago Ministry of Energy and Energy Industries and is being used to confirm data already synthesized and confirm final well design engineering.

Also in the third quarter of 2005, we appointed Mr. Roger De Freitas as Country Manager of operations in Trinidad and Tobago and opened a local country office in Port of Spain. We are undertaking the necessary procurement and contracting for the provision of the various drilling services and materials and have secured the critical longer lead time casing and wellhead components for the first “Intrepid” well. The wellhead and related components, and several thousand meters of casing, costing several million dollars, have been secured and paid for. We are in the process of transferring certain supplies and inventory from our Nova Scotia operations to Trinidad and Tobago for the first “Intrepid” well. The “Intrepid” Block 5(c) has water depths in the range of 150m to 450m and all wells in Block 5(c) will be drilled from a semi submersible drilling rig. In preparation, we have undertaken our environmental assessment and geohazard well site survey work on two of the prospects. To assist us in going forward with our planned drilling in Trinidad, we have entered into a transaction whereby a non-competitive industry financial partner, which will be paying one-third of the exploration program costs to earn one-fourth of our revenue share of these prospects.

Offshore Trinidad is a world class basin with multiple large exploration and development opportunities as evidenced by recent drilling successes in the Columbus Basin, as well as having well developed, and developing, liquid natural gas, or LNG, facilities and capacity, and ready access to international markets. Approximately eighty percent of North America’s LNG is supplied from Trinidad and some of the largest producing wells in the world are located in Trinidad close to our acreage.

In addition, in Trinidad and Tobago, we continue to prepare for the first phase of operations on our Mayaro/Guayaguayare (M/G) “Tradewinds” project, a joint venture with Petrotrin. This joint venture encompasses securing two near-shore Blocks (55,000 gross acres) off the east coast of Trinidad where we have the potential to establish significant oil reserves in the heart of a known producing hydrocarbons-bearing structural trend. On the M/G Block, we are working on the design of a seismic program to evaluate the near-shore block.

OFFSHORE NOVA SCOTIA, CANADA

We have evolved as the largest public company holder of exploration acreage offshore Nova Scotia with 100% interests in six exploration licenses totaling 1,293,946 acres and are one of the few active operators involved in all three main play types in the basin. We have the experience and technical capability to drill and operate some of the most complex and technically challenging wells in the world, whether offshore Nova Scotia or in Trinidad and Tobago.

We have been advised by the Canada-Nova Scotia Offshore Petroleum Board, or CNSOPB, that the consolidation of our deepwater “Mayflower” exploration license (EL 2406) and our shallow water “Mariner” exploration license (EL 2409) has been approved by the Government of Canada and the Province of Nova Scotia. This consolidation will come into effect upon the drilling of the next “Mariner” exploration well and will allow the work commitments and related work commitment deposits for these two exploration licenses (EL 2406 and EL 2409) to be combined, allowing the existing work deposit for “Mayflower”, approximately $10 million, to be applied directly against the costs of drilling our next “Mariner” well. In effect, this provides us with $10 million of additional capital to be applied to drilling the next “Mariner” well. The “Mariner” Project lands are located approximately nine kilometres northeast of Sable Island, offshore Nova Scotia, encompassing an offshore area of 101,800 acres (100% Canadian Superior), and directly offsets five significant discoveries near Sable Island, including the ExxonMobil Venture natural gas field. The first exploration well, “Mariner” I-85, was drilled on this block November 2003 to March 2004. Although this exploration well was abandoned untested by the operator, we believe that the well established significant potential natural gas reserves. An independent engineering report has resulted in potential recoverable natural gas reserve estimates between 211 and 632 Bcf on the one “Mariner” structure on which the “Mariner” I-85 well was drilled and evaluated, and we intend to proceed with further drilling on the “Mariner” Block in due course. Two well sites on the “Mariner” Block have been surveyed in this regard.

Furthermore, upon consolidation, the exploration term for our 100% deepwater “Mayflower” license (EL 2406) will be extended for two additional years, from the current expiry date of December 31, 2006 to December 31, 2008. Thereafter, 50% of the license area will be extended for an additional two years to December 31, 2010. Our “Mayflower” deepwater project exploration license covers approximately 712,000 acres and mapping to date indicates the presence of five sizeable deepwater prospects. These large prospects are structural and are typically formed by mobile salt tectonics. We plan to take full advantage of the extended exploration term on “Mayflower”. We are planning to proceed in the near future with a high resolution seismic program over the “Mayflower” block to further define targeted structures to enable future drilling and have recently updated our Environmental Impact Assessment in regard to this planned seismic activity.

In addition to our “Mariner” exploration project targeting Cretaceous and Jurassic gas bearing sands, we continue to monitor drilling activities near our Abenaki Reef “Marquis” 100% prospects. Our “Marquis Project” lands encompass two exploration licenses with approximately 111,000 contiguous acres located in shallow water depths close to the existing Sable Offshore Energy Project producing infrastructure and EnCana’s Deep Panuke discoveries. We also have identified several other large Cretaceous and Jurassic prospects on our 100% “Marauder” and 100% “Marconi” exploration lands which cover an additional 371,000 additional acres offshore Nova Scotia, offsetting the Sable Island area. We have initiated the environmental impact assessment work required prior to conducting seismic and drilling on these properties and this environmental assessment work is ongoing.

WESTERN CANADA

All of our current production in Western Canada is primarily located in the Drumheller, Alberta area, with other production and exploration in the Windfall, Boundary Lake, East Ladyfern, Giroux Lake and Teepee areas.

During 2005, we drilled or participated in 67 gross (28.2 net) wells which included 17 gross (14.4 net) operated wells and 50 gross (13.8 net) non - operated wells. We participated in the completion or tying in of 63 wells for an overall success rate of 94%.

We maintained our extensive land holdings in Western Canada. At December 31, 2005, we held 275,710 gross acres (193,576 net acres) of predominately Canadian Superior operated lands with a high working interest of approximately 70%.

Drumheller Area

In our Drumheller area of Central Alberta, Canada, which has shallow, low cost prospects and year round accessibility and is located approximately 60 miles N.E. of the city of Calgary, we have major acreage and production holdings in both conventional Cretaceous plays and in the Horseshoe Canyon and Mannville Coal Bed Methane, or CBM, plays, and this core area accounts for approximately 90% of our production. In 2005, 64 gross (26 net) wells were drilled in the Drumheller area consisting of 18 gross (13.2 net) conventional wells and 46 gross (12.8 net) Horseshoe Canyon CBM wells. We acquired or purchased five extensive 3D seismic programs, which are critical in continuing the success that we achieved in 2005.

Conventional Plays

The Drumheller area offers a multitude of opportunities that include both oil and gas play types and are contained in five distinct stratigraphic zones. The shallow targets include the “Belly River” and the “Edmonton” Groups and range in depth from 300-700 meters (980 - 2300 feet). Well production in these zones range from 50 - 750 mcf/d with associated reserve size of .1 - 2 Bcf.

Intermediate targets in this area include the “Medicine Hat” and “Second White Specks” formation which produce between 10 to 100 mcf/d and the “Viking” formation which can produce up to 1000 mcf/d. We continue to evaluate these formations through logging as it drills into deeper zones. We plan to drill two Viking tests in the first half of 2006.

Deeper targets in the Drumheller area include the “Mannville” group and the “Banff” formation, and the “Nisku” and “Leduc” formations are being evaluated. The Mannville group typically encounters several reservoirs with average production rates for these horizons ranging from 250 to over 1000 mcf/d. The Banff formation is a carbonate play which ranges in depth from 1100 - 1400 meters (3600 - 4600 feet) and tend to be oil prone. On average the Banff formation can produce oil rates of 20 - 200 bbl/d with reserves ranging from 20 - 200 mbbl. The Nisku and Leduc formations are typically high reserve prospects with high deliverability.

In 2006, we anticipate drilling 25-30 conventional wells in Drumheller, a low cost area with year-round access, and we have an extensive portfolio of multiple-zone locations identified for drilling on our existing acreage. Approximately 66% of these wells will target the Mannville group, 22% will target the Viking or the Belly River and Edmonton groups and the remaining 12% will target the Banff and/or Nisku or Leduc formations.

Coal Bed Methane

Coal bed methane has recently been recognized as one of the emerging plays available to the oil and gas industry, which has contributed significantly to our Proven Reserves. The Drumheller area is in the heart of recent CBM development in Western Canada where we are fortunate to have one of the largest concentrated high working interest land positions with significant land holdings in both the Horseshoe Canyon and the Mannville stratigraphic zones.

Our current activities in CBM are centered on the Horseshoe Canyon in which we drilled or participated in 46 wells during 2005. All of these wells have been successful and we plan to continue to develop these assets in 2006. We hold 157 gross (81 net) sections of Horseshoe Canyon rights. The Horseshoe Canyon Coal depths range from 200 - 400 meters (650 - 1300 feet) and are typically found in 8 - 10 coal seams with thicknesses averaging from 0.75 - 1.5 meters (2.5 - 5 feet). These coals contain dry gas and produce little or no water. We anticipate that we will drill or participate in 20 - 40 Horseshoe Canyon wells in 2006.

An untapped resource that exists in the Drumheller area is the Mannville coals. These coals are between 1000 - 1300 meters (3300 - 4300 feet) in depth with each seam being thicker (up to 4 meters) but less frequent (1 - 5 seams) than the Horseshoe Canyon. Resource potential estimates are still in the early stages but we calculate that it has over 100 BCF (P50) of net sales reserves in this area. Currently we have 42 gross (41 net) sections of land in the Mannville CBM fairway. Drilling for these coals would include horizontal drilling techniques. We will remain cautious with our plans for development of Mannville CBM until the reserve and production parameters are better defined.

Our total acreage for CBM is 185 gross (108 net) sections of which 14 gross (13.4 net) sections have both Horseshoe Canyon and Mannville CBM potential. We will use our results to date on a small portion of our non-operated land to provide a solid foundation for development and operating drilling on this large CBM potential that exists over our extensive operated high working interest acreage base within our Drumheller core producing area. We are working to develop our extensive concentrated land holdings adjacent to recent record land sales with land prices as high as approximately $700,000 per section.

Windfall/Pine Creek/Giroux Lake

We drilled or participated in two wells in the “Windfall” area in 2005. Both of these wells were successful and have been tied in. Both wells are producing between 500 - 750 mcf/d. We are planning a 2D seismic shoot in the “Giroux” area and have budgeted two locations in the Windfall/Pine Creek/Giroux area. We continue to look at this higher reward, medium risk area with a view towards further expansion, using its current land base as a nucleus.

Boundary Lake/Teepee

The “Boundary Lake / Teepee” area is a high reward medium risk area and was a major focus area for us in 2005 and into 2006. At the end of 2005, this property represented a minor portion of our total production, but renewed emphasis has been placed on this year round access area. We purchased additional lands, 2D and 3D seismic data and anticipate drilling two wells in 2006 and participating in a third. We also have several follow-up locations based on the success of the initial drilling. The area has multi-zone potential with typical well reserves in the range of 2 - 5 Bcf and associated production of 1 - 4 MMcf/d.

East Ladyfern

In 2005, we followed up our “Slave Point” play in the East Ladyfern area with the addition of 2D seismic and the drilling of the 1-26-91-11W6 well. This well was drilled in late January 2005 due to delayed freeze-up and rig availability. Because of early break-up, no testing could be done at the time. The logs over the Slave Point have been subsequently further evaluated and we have now determined that they show gas over water. At this time, because of high costs associated with completing this type of sour natural gas, further testing of this formation is not justified. However, we believe the shallower Cretaceous zones in the 1-26 and other wells in the area show promise. We plan, together with our partner, to complete the 12-27-91-11W6 and the 1-26-91-11W6 well bores and to drill a new shallow location in first half of 2006. If we achieve success in the shallower non-sour lower cost Cretaceous resource play, the needed infrastructure will be brought into the area and may allow economic tie-ins of the Slave Point gas in this area at a later date.

Strategy for Drilling in the Foothills of Alberta West of the 5th Meridian

We are now also focusing our exploration in Western Canada towards the foothills of Alberta, Canada. This area represents an area of high risk - high reward exploration and production with year round access. In this area well reserves can range to over 10 Bcf/well with associated natural gas liquids and can produce at rates of over 5 - 10 MMcf/d.

Competition

The oil and natural gas industry in Canada and Trinidad and Tobago is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil and natural gas interests and the marketing of, crude oil, natural gas and natural gas liquids. We compete with other companies in this sector for the exploration and development of oil and natural gas reserves.

We actively compete for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of other oil and natural gas companies. Our competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators, most of which possess significantly greater financial resources than us.

Cyclical Nature of Business

Our business is generally not cyclical, however, our revenue from the sale of natural gas is highly seasonal, with demand and prices for natural gas rising during cold winter months and hot summer months.

Specialized Skills and Knowledge

We believe that our success is largely dependant on the performance of our management and key employees, many of whom have specialized knowledge and skills relating to conventional and offshore oil and natural gas operations. We believe that we have adequate personnel with the specialized skills required to successfully carry out our operations.

Government Regulation

All aspects of the oil and natural gas industry present potential environmental risks and are, accordingly, subject to a variety of Canadian federal, provincial and municipal environmental regulations. These regulatory regimes are laws of general application that apply to us in the same manner as they apply to other participants in the energy industry.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to third parties and may require us to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, capital expenditures, results of operations, competitive position or prospects.

We believe that we conduct our operations in Canada in a manner consistent with environmental regulations as stipulated in provincial and federal legislation and in Trinidad and Tobago in a manner consistent with the environmental regulations of the Republic of Trinidad and Tobago, which are similar to other jurisdictions where Canadian Superior has and continues to work (e.g. offshore Nova Scotia). We are committed to meeting our responsibilities to protect the environment wherever we operate and anticipate making expenditures of both a capital and expense nature to ensure full compliance with laws relating to protection of the environment. We anticipate spending sufficient funds on environmental expenditures in 2006 and in future years in order to comply in all material respects with all environmental requirements related to our field operations. We do not anticipate that such expenditures, as a percentage of cash flow, will be greater than those expected, on average, by other industry operators. We will maintain insurance coverage where available, and financially desirable, in light of risk versus cost factors.

Employment

As of April 1, 2006, we had a total of 36 full-time staff, including 4 staff members in the Halifax office, 7 staff members in the Drumheller field office, 23 staff members in the Calgary office, and 2 staff members in the Trinidad office.

Legal Proceedings

We are involved in various claims and litigation arising in the ordinary course of our business. In the opinion of our management, the various claims and litigation arising therefrom are not expected to have a material adverse effect on our financial position. We maintain insurance, which in the opinion of our management, is in place to address any unforeseen claims.

During 2004, a number of class action proceedings were initiated against Canadian Superior and certain of our directors and officers in the United States District Court, Southern District of New York, in the Ontario Superior Court of Justice and the Quebec Superior Court by plaintiffs alleging to have purchased securities of Canadian Superior and alleging they suffered damages resulting from statements by us regarding our Mariner I-85 exploration well drilled offshore Nova Scotia.

On September 6, 2005, together with our insurers we reached an agreement to settle all securities class action litigation and actions pending in Canada against Canadian Superior and certain of our officers and directors resulting from the drilling last year of the Mariner I-85 exploration well drilled offshore Nova Scotia. The $2.15 million settlement, which is covered by our insurance, was reached with no admission of liability by any party.

On June 8, 2005, we announced that together with our insurers we reached an agreement to settle all securities class action litigation and actions pending in the United States against Canadian Superior and certain of our officers and directors resulting from the drilling last year of the Canadian Superior El Paso Mariner I-85 exploration well drilled with El Paso Corporation offshore Nova Scotia. The US$3.2 million settlement, covered by our insurance, was reached with no admission of liability by any party.

Intercorporate Relationships

We have no subsidiaries which individually represent more than 10% of our total consolidated assets and total consolidated revenues. All of our subsidiaries in the aggregate represent less than 20% of our total consolidated assets and total consolidated revenues. The following list represents current subsidiaries:

Name	Country of Incorporation	Ownership Percent
Marquis Exploration Ltd	Canada	100%
Mariner Exploration Inc.	Canada	100%
Canadian Frontier Energy Corp.	Canada	100%
3885062 Canada Ltd.	Canada	100%
Canadian 88 Energy International Inc.	Canada	100%
Canadian 88 International Inc.	Canada	100%
Canadian Superior Energy (U.S.A.) Inc.	U.S.A.	100%

Historical Principal Capital Expenditures/Divestitures

The following table summarizes the capital expenditures incurred by us for the years ended December 31, 2005, December 31, 2004 and December 31, 2003.

	Year Ended December 31,
Capital Expenditures ($000’s)	2005	2004	2003

Acquisition/(Disposition)	$(525)	1,070	54,160
Exploration & Development	23,849	27,894	21,660
Plants, Facilities & Pipelines	5,749	6,696	2,787
Land & Lease	9,073	2,116	1,325
Capitalized Expenses	5,937	4,445	4,063
	$44,083	$42,221	$83,995

Current and Planned Capital Expenditures/Divestitures

The total capital budget for 2006 is estimated at $57.0 million, which is approximately 50% of exploration activity. This includes approximately $37.0 million spent in Western Canada and $20.0 million spent offshore Trinidad and Tobago. The 2006 capital expenditure program will be funded by working capital, cash flow and equity financings.

Reserve Information

The following table sets forth our estimated working interest share quantities of proved reserves before royalties as at the end of each of the fiscal years ended December 31, 2005, 2004 and 2003.

RESERVES SUMMARY

	December 31, 2005				December 31, 2004				December 31, 2003
	Proved Producing	Proved Developed Non- producing	Proved Undeveloped	Total Proved	Proved Producing	Proved Developed Non- producing	Proved Undeveloped	Total Proved	Proved Producing	Proved Developed Non- producing	Proved Undeveloped	Total Proved

Light and Medium Oil (Mbbl)	755	10	0	765	768	0	0	768	795	151	75	1,022

Heavy Oil (Mbbl)	0	0	0	0	0	0	0	0	0	0	0	0

Natural Gas (MMcf)	18,008	2,121	2,537	22,666	17,043	2,340	1,025	20,408	15,195	1,424	618	17,237

Natural Gas Liquids (Mbbl)	160	3	2	165	167	18	3	189	170	10	11	191

Total Oil Equivalent (Mbbl)	3,916	366	425	4,707	3,776	408	174	4,358	3,498	399	189	4,086

Production

The following table discloses our net (before royalty interests) production volumes for the fiscal years ended December 31, 2005, 2004 and 2003 for each product type.

PRODUCTION VOLUME

	December 31, 2005				December 31, 2004				December 31, 2003
	Light and Medium Crude Oil (Bbls/d)	Natural Gas (mcf/d)	Natural Gas Liquids (Bbls/d)	BOE (BOE/d)	Light and Medium Crude Oil (Bbls/d)	Natural Gas (mcf/d)	Natural Gas Liquids (Bbls/d)	BOE (BOE/d)	Light and Medium Crude Oil (Bbls/d)	Natural Gas (mcf/d)	Natural Gas Liquids (Bbls/d)	BOE (BOE/d)

Total (all fields)	499	12,083	119	2,632	530	11,533	112	2,565	477	10,210	106	2,285

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Pursuant to the terms of the 5% US$100 cumulative redeemable convertible preferred shares or preferred shares issued in the February 2006 private placement, we may pay quarterly dividends in cash at a 5% annualized cash dividend rate or alternatively by way of issuance of our common shares at market price, based on a 5.75% annualized dividend rate in lieu of the 5% annualized cash dividend rate. The dividends on the Preferred Shares are payable, as and when declared by the board of directors, but such dividends are cumulative and will carry forward to the extent that they are not paid.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares, issuable in series, each with no par value. As at April 30, 2006, 121,322,963 of our common shares were issued and outstanding and 150,000 of our preferred shares were issued and outstanding. In addition, as of April 30, 2006, there were 9,936,388 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.98 per share, 2,195,908 common shares reserved for future grant or issuance under our stock option plan, and 3,950,000 common shares issuable upon the exercise of outstanding warrants and special warrants at a weighted average exercise price of $2.65 per share.

Common Shares

The common shares are entitled to notice of and to vote at all meetings of shareholders (except meetings at which only holders of a specified class or series of shares are entitled to vote) and are entitled to one vote per share. The holders of common shares are entitled to receive such dividends as the board of directors may declare and, upon liquidation, to receive such assets of Canadian Superior as are distributable to holders of common shares. All of the common shares are of the same class and, once issued, rank equally as to entitlement to dividends, voting powers (one vote per share) and participation in assets upon dissolution or winding-up. No common shares have been issued subject to call or assessment. The common shares contain no pre-emptive or conversion rights and have no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or provisions are contained in our articles and bylaws and in the Business Corporations Act (Alberta).

Preferred Shares

Our board of directors created a series of 150,000 first preferred shares, series A referred to as 5% US$100 cumulative redeemable convertible preferred shares with a stated value of US$100 per share. Cumulative dividends are payable, as and when declared by the board of directors, on the 5% US$100 cumulative convertible redeemable preferred shares at a rate of 5% per annum in priority to dividends on common shares and all other shares ranking junior to the 5% US$100 cumulative convertible redeemable preferred shares with respect to payment of any dividends. We may satisfy such dividend payment obligations in whole or in part by the issuance of common shares at current market price (the weighted average trading price for 20 trading days on the American Stock Exchange) for an equivalent of 115% of the dividend otherwise payable.

The 5% US$100 cumulative convertible redeemable preferred shares are redeemable by us on or after December 30, 2010 for an amount equal to the stated value together with any accrued and unpaid dividends to the date fixed for redemption. The 5% US$100 cumulative convertible redeemable preferred shares also may be redeemed by us between December 30, 2007 and December 30, 2010, provided that we have completed at least one well on Block 5(c) of our Trinidad and Tobago license and that the current market price prior to the date on which the redemption notice is given was at least 125% of the US$2.50 current conversion price.

The holders of 5% US$100 cumulative convertible redeemable preferred shares may request redemption of their 5% US$100 cumulative convertible redeemable preferred shares for a price per share equal to the stated value, together with all accrued and unpaid dividends on the earlier of December 30, 2010, or upon the occurrence of a takeover of Canadian Superior resulting in the common shares no longer being publicly traded.

The 5% US$100 cumulative convertible redeemable preferred shares are convertible at any time, or in the case called for redemption, on or prior to 4:30 p.m. on the third business day prior to the date fixed for redemption, at the current conversion basis; namely by dividing US$100 by the current conversion price of US$2.50 per common share, subject to adjustments as provided for in our articles of incorporation. The holders of 5% US$100 cumulative convertible redeemable preferred shares are not entitled to any voting rights or to receive notice or attend at any meeting of shareholders unless and until we are in default of the payment of four quarterly dividends, whether or not such dividends have been declared, at which time the holders shall be entitled to receive notice of and attend at meetings of shareholders and shall be entitled to 40 votes in respect of each 5% US$100 cumulative convertible redeemable preferred share.

Additional preferred shares may be issued in one or more series with each series to consist of such number of shares as may, before the issue of the series, be fixed by our board of directors. The board of directors is authorized, before the issue of the series, to determine the designation, rights, restrictions, conditions and limitations attaching to the preferred shares of each series. The preferred shares of each series rank equally with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up and in priority to the common shares and any other of our shares ranking junior to the preferred shares. In addition, if any amount of a fixed cumulative dividend or an amount payable on return of capital in respect of shares of a series of preferred shares is not paid in full, the shares of the series are entitled to participate ratably with the shares of any other series of the same class in respect of such amounts.

Shareholders Rights Plan

Our shareholders have adopted a shareholder rights plan, or Rights Plan. The Rights Plan is contained in an agreement dated as of January 22, 2001, as amended and restated as of May 17, 2001, between us and Computershare Trust Company of Canada (the “Rights Plan Agreement”). The effective date of the Rights Plan was January 22, 2001 (the “Effective Date”) and it was amended and restated as of May 17, 2001. The Rights Plan continues in effect until January 22, 2011, being ten years from its effective date.

Under the Rights Plan, one right, or Right, is attached to each common share. The Rights will separate from the common shares and become exercisable eight trading days (the “Separation Time”) after a person acquires, or commences a take-over bid to acquire, 20% or more of the voting shares or other securities convertible into our voting shares, unless the Separation Time is deferred. The acquisition by any person (an “Acquiring Person”) of 20% or more of the common shares, other than in a permitted manner, is called a Flip-in Event. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-In Event.

Eight trading days after a Flip-in Event, each Right will permit the holder (other than an Acquiring Person) to purchase from us, on payment of the $15 exercise price, common shares with a market value of $30. The result will be massive dilution of the holdings of the Acquiring Person. We anticipate that no Acquiring Person will be willing to risk such dilution and so will instead either make a take-over bid that is permitted by the Rights Plan, negotiate with our board of directors for a waiver of the Rights Plan, or apply to regulatory authorities for an order rendering the Rights Plan ineffective.

A person will not become an Acquiring Person, and will not trigger the separation and ability to exercise the Rights, by becoming the beneficial owner of 20% or more of the common shares pursuant to a take-over bid specifically permitted by the Rights Plan (a “Permitted Bid”) or in other circumstances provided for under the Rights Plan. Investment advisors (for fully managed accounts), trust companies (acting in their capacities as trustees and administrators) and statutory bodies acquiring 20% of the common shares are exempted from triggering a Flip-In Event, provided that they are not making, and are not part of a group making, a take-over bid.

The issue of the Rights is not initially dilutive. However, upon a Flip-In Event occurring and the Rights separating from the common shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not (or, in the case of an Acquiring Person, cannot) exercise their Rights upon the occurrence of a Flip-In Event will suffer substantial dilution.

Registration Rights

We have granted registration rights to the holders of our 5% US$100 cumulative convertible redeemable preferred shares and common share purchase warrants, which were issued by us in a private placement on February 1, 2006. Pursuant to the terms of a registration rights agreement entered into in connection with the private placement, we are obligated to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of the private placement to register the common shares issuable upon exercise of the common share purchase warrants and upon conversion of the 5% US$100 cumulative convertible redeemable preferred shares. We are required to have the registration statement declared effective within 180 days of the closing of the private placement. To the extent that we fail meet either of the foregoing requirements, we will be required to pay West Coast Opportunity Fund, LLC one-thirtieth of one percent of the US$15 million aggregate purchase price for each day that such requirement is not met, up to a maximum amount of six percent of the aggregate purchase price. As we failed to file the registration statement within such 30 day period, we have incurred penalties which are payable to West Coast Opportunity Fund, LLC.

Equity Sales and Related Transactions

Voting common shares issued:

	Number	Amount
Balance at January 1, 2003	65,032	$49,927

Reduction of stated capital	—	(17,057)
Issued for cash	22,440	35,000
Issued upon exercise of stock options	1,625	1,601
Issued upon exercise of warrants	1,206	2,412
Issued for cash on flow-through shares	5,798	17,765
Tax benefits renounced on flow-through shares	—	(6,396)
Issue costs, net of future tax reduction of $1,915	—	(3,157)
Balance, as at December 31, 2003	96,101	80,095

Issued upon conversion of special warrants	7,543	22,834
Issued upon exercise of stock options	1,299	1,462
Issued upon exercise of $2.00 purchase warrants	3,002	6,004
Issued upon exercise of $3.20 purchase warrants	484	1,549
Issued for cash on flow-through shares	1,377	3,443
Tax benefits renounced on flow-through shares	—	(1,188)
Issue costs, net of future tax reduction of $106	—	(203)
Value of stock compensation for exercised options	—	630
Balance, as at December 31, 2004	109,806	$114,626

Issued for cash on Special Warrants	5,500	10,835
Issued upon exercise of stock options	852	1,044
Issued for cash on flow-through shares	2,977	8,929
Issue costs, net of future tax reduction of $221	—	(436)
Value of stock compensation for exercised options	—	652
Balance, as at December 31, 2005	119,135	$135,650

ARTICLES OF INCORPORATION AND BYLAWS

Objects or Purposes

Our articles of incorporation and bylaws do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Directors’ Power to Vote on Matters in which a Director is Materially Interested. A director who (a) is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, or (b) is a director or officer of or has a material interest in any person who is a party to a material contract or material transaction or proposed material contract or proposed material transaction with us, must disclose in writing to us or request to have entered in the minutes of meetings of directors the nature and extent of the director’s interest. The director cannot vote on any resolution to approve the contract or transaction unless the contract or transaction is (a) an arrangement by way of security for money lent to or obligations undertaken by the director, or by a body corporate in which the director has an interest, for our benefit or for the benefit of an affiliate of ours, (b) a contract or transaction relating primarily to the director’s remuneration as a director, officer, employee or agent of ours or an affiliate of ours, (c) a contract or transaction for indemnity or insurance of directors or officers under the Business Corporations Act (Alberta) or (d) a contract or transaction with an affiliate of ours.

Directors’ Power to Determine Their Compensation. Our directors may fix their remuneration.

Borrowing Powers Exercisable by the Directors. Our directors may, without authorization of our shareholders, (a) borrow money on our credit, (b) issue, reissue, sell or pledge our debt obligations, (c) give a guarantee on our behalf to secure performance of an obligation of any person, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any of our property, owned or subsequently acquired, to secure any obligation of ours. Our directors may also, by resolution, delegate the borrowing powers referred to above to a director, a committee of directors or an officer.

Retirement or Non-Retirement of Directors Under an Age Limit Requirement. There is no mandatory age-related retirement or non-retirement requirement for our directors.

Number of Shares Required for Director’s Qualification. Our directors are not required to hold any of our shares as a qualification to be a director.

Rights, Preferences and Restrictions Attaching to Our Shares

The rights, preferences and restrictions attaching to our shares are described above under “Description of Share Capital”.

Action Necessary to Change the Rights of Holders of Our Shares

The rights of holders of our shares may be changed by amending our articles, amalgamating with one or more other corporations, continuing under the laws of another jurisdiction, reorganizing under a court order or effecting an arrangement under a court order, in each case pursuant to the Business Corporations Act (Alberta). Those actions generally require approval of our shareholders by special resolution, meaning a resolution passed by a majority of not less than 2/3 of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. The holders of a class of shares, or a series of shares of a class, are entitled to vote separately as a class or series if the class or series is affected by the amendment or other action in a manner different from other shares of the same class or series. This applies whether or not shares of a class or series otherwise carry the right to vote.

Shareholders’ Meetings

Meetings of our shareholders must be held at the place within Alberta that our directors determine. Our directors must call an annual meeting of shareholders to be held not later than 15 months after holding the last preceding annual meeting and may at any time call a special meeting of shareholders. However, we may apply to the court for an order extending the time in which our next annual meeting must be held.

For the purpose of determining shareholders entitled to receive notice of or to vote at a meeting of shareholders, our directors must fix in advance a date as the record date for that determination of shareholders, but that record date cannot precede by more than 50 days or by less than 35 days the date on which the meeting is to be held. Notice of the time and place of a meeting of shareholders must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to our auditor.

All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements and auditor’s report, fixing the number of directors for the following year, election of directors and reappointment of the incumbent auditor, is deemed to be special business. Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and (b) the text of any special resolution to be submitted to the meeting.

We must, no later than 10 days after the record date, prepare a list of shareholders arranged in alphabetical order and showing the number of shares held by each shareholder. Each shareholder is entitled to vote the shares shown opposite the shareholder’s name at the meeting to which the list relates, except to the extent that (a) the person has transferred the ownership of any of the person’s shares after the record date, and (b) the transferee of those shares (i) produces properly endorsed share certificates, or (ii) otherwise establishes that the transferee owns the shares, and demands, not later than 10 days before the meeting, that the transferee’s name be included in the list before the meeting, in which case the transferee is entitled to vote the transferee’s shares at the meeting.

A quorum of shareholders is present at a meeting of shareholders if at least two persons are present in person, each being a registered shareholder or a proxy for a registered shareholder, and representing in the aggregate not less than 10% of our outstanding shares carrying voting rights at the meeting.

Each of our common shares entitles the holder of it to one vote at a meeting of shareholders. The holders of our 5% US$100 cumulative convertible redeemable preferred shares are not entitled to any voting rights or to receive notice or attend at any meeting of shareholders unless and until we are in default of the payment of four quarterly dividends, whether or not such dividends have been declared, at which time the holders shall be entitled to receive notice of and attend at meetings of shareholders and shall be entitled to 40 votes in respect of each 5% US$100 cumulative convertible redeemable preferred share. The holders of our 5% US$100 cumulative convertible redeemable preferred shares may also be entitled to voting rights in the circumstances described above under “Articles of Incorporation and Bylaws — Action Necessary to Change the Rights of Holders of Our Shares”.

The registered holders or beneficial owners of not less than 5% of our issued shares that carry the right to vote at a meeting sought to be held may requisition our directors to call a meeting of shareholders for the purposes stated in the requisition. The requisition must state the business to be transacted at the meeting and must be sent to each director and to our registered office. On receiving the requisition, our directors must call a meeting of shareholders to transact the business stated in the requisition unless one of the exceptions set out in the Business Corporations Act (Alberta) is available.

Limitations on the Right to Own Securities

There are no limitations in our articles or bylaws on the rights to own any of our securities. However, the Investment Canada Act (Canada) may limit the rights of non-resident or foreign shareholders to acquire shares.

Change in Control

There are no provisions of our articles or bylaws that would have an effect of delaying, deferring or preventing a change in control and that would operate with respect to a merger, acquisition or corporate restructuring involving us. However, the Investment Canada Act (Canada) and our Rights Plan (described above under “Description of Share Capital — Shareholder Rights Plan”) may each have that effect.

Shareholder Ownership Disclosure

There are no provisions in our bylaws governing the ownership threshold above which shareholder ownership must be disclosed. However, Canadian and U.S. securities laws regarding shareholder ownership by certain persons require certain disclosure.

CERTAIN INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

The following description is a general summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the common shares offered hereunder (the “Offered Shares”) by a “U.S. Holder”. This discussion does not address all potentially relevant U.S. federal income tax matters, and unless otherwise specifically provided, it does not address any state, local, foreign or alternative minimum tax consequences of purchasing, holding or disposing of the Offered Shares. This discussion is limited to U.S. Holders that own less than 10% of Canadian Superior’s total shares outstanding.

As used herein, the term “U.S. Holder” means the following persons who invest in and hold Offered Shares as capital assets: (i) citizens or residents (as defined for U.S. federal income tax purposes) of the U.S.; (ii) corporations (or other entities classified as corporations for U.S. federal income tax purposes) organized under the laws of the U.S. or of any state or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, and (iv) a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations, or Treaty Regulations, and, in each case, (a) who are residents of the U.S. for purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), (b) whose common shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada and (c) who otherwise would qualify for the full benefits of the Convention. It should be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Thus, the income, gain, loss and deductions of such entity are attributed to the owner of such single member entity for U.S. federal income tax purposes. The discussion below for U.S. Holders may not apply to certain single member non-corporate entities that are treated as owned by a non-U.S. Holder. If a partnership holds Offered Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Prospective investors which are single member non-corporate entities or partners in partnerships holding Offered Shares should consult with their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary is based on the Convention, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein possibly on a retroactive basis. It is for general guidance only and does not address the consequences applicable to certain categories of shareholders subject to special treatment under the Code, including, but not limited to, tax exempt organizations, pass through entities, certain financial institutions, insurance companies, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of Canadian Superior’s shares by voting power or by value. Persons considering the purchase of Offered Shares should consult their tax advisors with regard to the application of the income tax laws of the U.S. and any other taxing jurisdiction to their particular situations.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors should consult their own tax advisors with respect to the income tax considerations relevant to them, having regard to their particular circumstances.

Dividends

A U.S. Holder generally will recognize, to the extent of Canadian Superior’s current and accumulated earnings and profits (determined in accordance with U.S. federal income tax principles), dividend income on the receipt of distributions (including constructive dividends) on the Offered Shares equal to the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax). Any amount of such distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain U.S. corporate shareholders. To the extent that any such distribution exceeds Canadian Superior’s current and accumulated earnings and profits, it will be treated first as a tax free return of the U.S. Holder’s tax basis in the Offered Shares to the extent thereof, and thereafter as a gain from the sale or exchange of such shares (see “Dispositions” below). U.S. Holders who receive distributions in Canadian dollars must include in income under the rules described above an amount equal to the U.S. dollar value of such distributions on the date of receipt based on the exchange rate on such date.

U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any distributions received in Canadian dollars that are subsequently converted into U.S. dollars. Distributions to a U.S. Holder with respect to the Offered Shares will be subject to Canadian non-resident withholding tax, which is limited to a maximum rate of 15% pursuant to the terms of the Convention. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for U.S. federal income tax purposes. However, subject to limitations imposed by U.S. law and the Convention, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. Because the limitations applicable to the foreign tax credit rules are complex, U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances. U.S. Holders who do not elect to claim any foreign tax credits may be able to claim an ordinary income tax deduction for Canadian income tax withheld.

With respect to non-corporate U.S. investors, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the U.S. which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Convention meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the U.S. Management believes that Canadian Superior’s common shares, which are traded on the American Stock Exchange, are readily tradable on an established securities market in the U.S. There can be no assurance that Canadian Superior’s common shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of this legislation to your particular circumstances.

Dispositions

Upon a sale or exchange of an Offered Share, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale or exchange (or, if the amount realized is denominated in Canadian dollars, its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition) and the tax basis of such Offered Share. Such gain or loss will be a long term capital gain or loss if the Offered Share has been held for more than one year and will be short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss generally will be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are eligible for reduced rates of taxation. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder which is a corporation. For both corporate and non-corporate taxpayers, limitations apply to the deductibility of capital losses.

Passive Foreign Investment Company

The rules governing “passive foreign investment companies” can have significant tax effects on U.S. Holders. Canadian Superior could be classified as a passive foreign investment company if, for any taxable year, either:

(a)          75% or more of Canadian Superior’s gross income is “passive income,” which generally includes interest, dividends, certain gains from the sale or exchange of stock or securities and some types of rents and royalties, or

(b)         on average, 50% or more of Canadian Superior’s assets, by fair market value, or, in some cases, by adjusted tax basis, produce or are held for the production of “passive income.”

Distributions constituting “excess distributions,” as defined in Section 1291 of the Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.

Management does not believe that Canadian Superior is currently a passive foreign investment company. However, no assurance can be given that Canadian Superior will not become a passive foreign investment company in the future. Moreover, prospective investors should be aware that Canadian Superior does not intend to provide U.S. Holders with information as to its status as a passive foreign investment company or to comply with any record keeping, reporting or other requirements of the Code applicable to passive foreign investment companies. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from Canadian Superior prior to January 1, 2009 if Canadian Superior is a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year. U.S. Holders should consult a tax advisor with respect to how the passive foreign investment company rules affect their tax situation.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to U.S. information reporting with respect to dividends paid on the Offered Shares and certain payments of proceeds from the sale or exchange of the Offered Shares, unless such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding (currently at the rate of 28%) unless such U.S. Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding tax rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax consequences of the purchase, ownership and disposition of the Offered Shares generally applicable to purchasers of Offered Shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Convention, are not residents of Canada or deemed to be residents of Canada for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), hold their Offered Shares as capital property, deal at arm’s length with Canadian Superior for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such Offered Shares in connection with a business carried on, or deemed to be carried on, in Canada (“U.S. Resident Holders”). Whether a U.S. Resident Holder holds Offered Shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those shares. Offered Shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding of the current published administrative practices and policies of the Canada Revenue Agency. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention, the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of Canadian Superior at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. Also, under the Convention a U.S. Resident Holder will not be subject to tax under the Canadian

Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided the value of the shares is not derived principally from real property situated in Canada, as defined in the Convention. Offered Shares will generally not constitute taxable Canadian property of a U.S. Resident Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange and American Stock Exchange) at the time of the disposition unless, at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of Canadian Superior. U.S. Resident Holders to whom Offered Shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the Offered Shares.

MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers as of the date of this prospectus. Except as otherwise stated below, the business address of each of our directors and executive officers is 3300, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2.

Name	Age	Position
Gregory S. Noval	51	Chief Executive Officer and Director
Michael E. Coolen	56	President, Chief Operating Officer and Director
Leigh Bilton(2)	53	Executive Vice President, Vice President, Western Canada Operations and Director
Ross A. Jones	50	Chief Financial Officer
Mel Marshall	44	Vice President, Exploration
Charles Dallas	73	Director
Thomas J. Harp(1)(2)	78	Director
Gerald J. Maier(1)(2)	77	Director
Alexander Squires(1)	59	Director
Kaare Idland	76	Director

__________

(1)       Member of the audit committee.

(2)       Member of the reserve committee.

Gregory S. Noval, B.Comm., B.A. (Econ.), LLB, has served as our Chief Executive Officer from 1997 to present, and our President from 1996 through April 2006. Mr. Noval has served as a member of our board since 1996. Mr. Noval served as President and Chief Executive Officer, Canadian 88 Energy Corporation from 1988 to 2000.

Michael E. Coolen, B.Sc., B.Eng. (Mech), P.Eng., has served as President and Chief Operating Officer since April 2006, and prior to that he served as our Vice President, East Coast Operations since March 2004. Mr. Coolen has served as a member of our board of directors since November 2005. From July 2001 until March 2004, Mr. Coolen served as our Director of East Coast Operations. From 1994 until 2001, Mr. Coolen was employed as Manager Health, Safety and Environment for Sable Offshore Energy Inc., under secondment from Exxon Mobil Canada and Mobil Oil Canada.

Leigh Bilton has served as our Executive Vice President and has served as our Vice President, Western Canada Operations since 2001 and as member of our board of directors since 2002. From 2001 until present, Mr. Bilton served as our Manager Field Operations. Mr. Bilton served as Vice President, Operations of Canadian 88 Energy Corporation from 1998 until 2001.

Ross A. Jones, CMA, has served as our Chief Financial Officer since November 2004. From 2002 to 2004, Mr. Jones served as President of Stevlaur Resources Ltd., an oil and gas financial consulting company, and from 1998 to 2001, Mr. Jones was Vice President of Tikal Resources Corp., a junior oil and gas company listed on the TSX.

Mel Marshall, B.Sc., Geophysics, P.Geoph,. has served as our Vice President, Exploration since July 2004 and manages our Western Canada, East Coast and Trinidad assets. From 1998 through 2004, Mel held various exploration management roles at Coastal/El Paso Canada which included managing the El Paso Canada East Coast project. Prior to his Coastal/El Paso responsibilities, Mr. Marshall held various senior technical positions at Dome Petroleum/Amoco Canada, Encor Energy Inc. Talisman Energy Inc., and Crestar Energy Inc. Mr. Marshall has been an explorationist for the last 21 years.

Charles Dallas is a rancher and independent businessman, and has served as a member of our board of directors since 2000.

Thomas J. Harp, B.Sc. (Pet. Eng.), P. Geoph. has served as a member of our board of directors since 2000. From 1979 to present, Mr. Harp has served as President of Harp Resources Ltd., a private resources company, and from 1979 to June 2004, Mr. Harp served as Chief Executive Officer of Coyote Oilfield Rentals.

Gerald J. Maier, B.Sc. (Pet. Eng.), O.C. C.D., LL.D., FCAE, has served as a member of our board of directors since March 2004. Mr. Maier has served as the Chairman of Granmar Investments Ltd., a private company, from 1985 to present. He has also served as a director of Stream Flo Industries Ltd., from 1998 to present, and Vintage Petroleum Inc. from 2002 to January 2006.

Alexander Squires, B.Sc. (Ind Eng.), MBA, C.F.A. has served as a member of our board of directors since November 2004. From 1997 to present, Mr. Squires has been a Managing Partner and Director of Brant Securities Ltd., an independent full service securities firm. Mr. Squires is a Chartered Financial Analyst and was the director of the Toronto Society of Financial Analysts from 1984 to 1986.

Kaare (Kory) Idland has served as a member of our board of directors since November 2005. Mr. Idland founded Kidd Construction Ltd., an independent oil and gas construction service company, in 1960, and has served as its President and Chief Executive Officer since its inception.

Board Structure and Composition

Our board of directors consists of eight members, whose terms expire at the next annual general meeting of our shareholders. Our shareholders elect our directors annually. Our executive officers are appointed by the directors until they resign or until their successors are appointed. There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee and a reserves committee.

Audit Committee.   The mandate of the audit committee is to assist our board of directors in its oversight of the integrity of the financial and related information of our business and our subsidiaries and related entities, including the financial statements, internal controls and procedures for financial reporting and the processes for monitoring compliance with legal and regulatory requirements. The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities, including: the integrity of our financial statements; the integrity of the financial reporting process; the system of internal control and management of financial risks; the external auditors’ qualifications and independence; and the external audit process and our process for monitoring compliance with laws and regulations. The audit committee consists of Mr. Gerald J. Maier, Mr. Alexander Squires and Mr. Thomas J. Harp. Our board of directors has made a determination that all members of our audit committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the Securities and Exchange Commission and the American Stock Exchange. Our board has also determined that Mr. Squires is an audit committee financial expert, as defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and has the requisite “accounting or related financial expertise,” as defined by applicable rules and regulations of the American Stock Exchange.

Reserve Committee.   The Reserves Committee, which consists of Mssrs. Maier, Bilton and Harp., reviews the qualifications and appointment of the independent qualified reserves evaluators. The Reserves Committee also reviews the procedures for providing information to the evaluators.

Board Compensation

Our non-management directors receive an annual honorarium of $2,500. In addition, non-management directors receive fees of (i) $1,000 for each directors’ meeting attended in person; (ii) $500 for each directors’ meeting attended by telephone; and (iii) $500 for each committee meeting attended. Directors are also reimbursed for out-of pocket expenses incurred in carrying out their duties as directors. Our directors may also be granted stock options pursuant to our stock option plan.

Executive Compensation

The following table sets forth the total compensation awarded or paid to, or earned for, services rendered to us in all capacities during 2005, by our chief executive officer and our four other most highly compensated executive officers. These executives are referred to as the “named executive officers” elsewhere in this prospectus.

Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation			Securities
			Other Annual	Underlying
Name and Principal Position	Salary	Bonus	Compensation(1)	Options
Gregory S. Noval	$348,722	$166,435	$86,294	750,000
Chief Executive Officer
Michael E. Coolen	200,000	0	12,256	50,000
President and Chief Operating Officer
Ross A. Jones	184,167	15,833	15,236	50,000
Chief Financial Officer
Leigh Bilton	193,333	50,000	22,050	100,000
Executive Vice President & Vice President, Western Canada Operations
Mel Marshall	173,750	16,000	14,751	50,000
Vice President, Exploration

__________

(1)             Includes taxable benefits including: (i) matched company contribution towards an RRSP to a maximum of 5% of gross salary, (ii) health and life insurance and company parking, and (iii) vehicle benefits.

Stock Option Grants in 2005

The following table sets forth information with respect to stock options granted to each of our named executive officers and directors during 2005. Options granted in 2005 to the named executive officers and directors were granted under our stock option plan, the material terms of which are further described below. All options granted to the named executive officers and directors are options to purchase our common shares.

Option Grants in 2005

	Number of
	Securities	Exercise
	Underlying	Price Per	Expiration
Name	Options	Share	Date
	—	—	—
Gregory S. Noval	250,000	2.25	10/21/2015
Gregory S. Noval	500,000	2.30	12/6/2015
Leigh Bilton	100,000	2.25	10/21/2015
Michael E. Coolen	50,000	2.25	10/21/2015
Ross A. Jones	50,000	1.89	6/30/2015
Mel Marshall	50,000	1.89	6/30/2015
Charles Dallas	50,000	2.25	10/21/2015
Thomas J. Harp	75,000	2.25	10/21/2015
Gerald J. Maier	50,000	2.37	11/22/2015
Alexander Squires	100,000	2.25	10/21/2015
Kaare Idland	250,000	2.25	10/21/2015

Stock Option Plan

We have adopted a stock option plan for directors, senior officers, employees and key consultants of Canadian Superior and its subsidiaries. The number of stock options and the exercise price thereof is set by the board of directors at the time of grant provided that the exercise prices are not set below the market price, as defined in the stock option plan, on the date such options are granted. The options granted under the stock option plan are exercisable for a period of not greater than ten years from the date of grant and may vest at such times as the board of directors may determine at the time of grant. Stock options are awarded based the on level of responsibility within our Canadian Superior or its subsidiaries. Additional grants may be made periodically to ensure that the number of options granted to any particular individual is commensurate with his or her individual level of ongoing responsibility and his or her performance.

Stock options are intended to align executive and shareholder interests by attempting to create a direct link between compensation and shareholder return. Participation in our stock option plan rewards overall corporate performance, as measured through the price of our Common Shares.

The stock option plan is a “rolling” stock option plan such that the maximum number of common shares that may be reserved for issuance pursuant to the stock options granted is equal to 10% of our outstanding common shares. The maximum number of common shares that may be reserved for issuance to any one person pursuant to stock options granted under our stock option plan is 5% of the number of common shares issued and outstanding. The maximum number of common shares that may be reserved for issuance to insiders of Canadian Superior (as such term is defined by the TSX) pursuant to stock options granted under our stock option plan and any other share compensation arrangement of ours is 10% of the number of common shares issued and outstanding. The maximum number of common shares that may be issued to insiders of Canadian Superior under our stock option plan and any other share compensation arrangement of ours within a one year period is 10% of the number of common shares issued and outstanding. The stock option plan provides that the interest of a stock option holder, pursuant to any stock option agreement entered into with us by such stock option holder, is not transferable or alienable by the stock option holder in any other manner whatsoever.

Each stock option is exercisable to acquire one common share. The number of stock options, and the exercise price thereof, is set by our board of directors at the time of grant provided that the exercise price shall not be less than: (i) the last reported sale price on the trading day immediately preceding the date on which the stock options were granted at which common shares traded on the TSX; or (ii) if there is no reported sale price at which common shares traded on the TSX on the trading day immediately preceding such option grant date, the last reported sale price at which common shares traded on such exchange prior to such option grant date; or (iii) if the common shares are not listed and trading on a stock exchange on such option grant date, such price as our board of directors shall, in their sole discretion, determine is the fair value of the common shares at such time. The stock options granted under the stock option plan are exercisable for a period of not greater than ten years from the date of grant and may vest at such times as our board of directors may determine at the time of grant. A stock option under our stock option plan is not exercisable for less than 500 common shares at any one time.

Our directors may amend the stock option plan or outstanding options at any time, provided that any required stock exchange and shareholder approvals are obtained. Consent or deemed consent of an option holder is also required if the amendment would prejudice the option holder’s rights under previously granted options.

Shareholder approval will generally be required where an amendment to our stock option plan may lead to additional dilution in our outstanding common shares, or may provide additional benefits to eligible participants, especially insiders, at the expense of Canadian Superior and its existing shareholders. In particular, shareholder approval will be required for any amendment to the number of common shares issuable under our stock option plan, any change to the eligible participants which would have the potential of broadening or increasing insider participation, the addition of any form of financial assistance , or any amendment to a financial assistance provision which is more favorable to participants, and the addition of a deferred or restricted share unit or any other provision which results in participants receiving securities while no cash consideration is received by us.

As of April 30, 2006, we had outstanding options to purchase 9,936,388 of our common shares.

Executive Employment Contracts

Gregory S. Noval

We have entered into an executive employment agreement with Gregory S. Noval, our Chief Executive Officer, dated July 1, 2003. The agreement is for a three year term or ending when Mr. Noval’s employment is terminated voluntarily or involuntarily pursuant to the agreement. Mr. Noval’s salary and entitlement to benefits, including options, are set forth in the executive employment agreement which also provides for bonuses to be paid to Mr. Noval. The employment of Mr. Noval may be terminated by us on Mr. Noval’s permanent disability or death. In the event that Mr. Noval ceases to be either the Chief Executive Officer or a director of Canadian Superior for any reason whatsoever, including death, we will be obligated to pay to Mr. Noval or his estate or his legal representative an amount equal to: (i) three times Mr. Noval’s annual salary; and (ii) three times the value of all benefits being paid by us to which Mr. Noval is entitled. Further, we must pay to Mr. Noval or his estate or his legal representative all benefits to which Mr. Noval is entitled to pursuant to the executive employment agreement for a period of three years. In addition, we must prepay all premiums relating Mr. Noval’s life insurance policies for a period of three years, or, in the event of death of Mr. Noval, immediately pay to his estate or his legal representative the benefit of all Mr. Noval’s life insurance policies.

Michael E. Coolen

We have entered into an executive employment agreement with Michael E. Coolen, our President and Chief Operating Officer, dated June 13, 2001. The term of the executive employment agreement commenced on June 13, 2001 and continues for an infinite period subject to certain termination provisions. The employment of Mr. Coolen may be terminated by us for cause at any time without payment of any compensation by us. We may terminate the executive employment agreement with Mr. Coolen without cause at any time, provided that a payment equal to one year of Mr. Coolen’s gross annual salary, in effect at the time of termination, is paid by us to Mr. Coolen.

PRINCIPAL AND SELLING SECURITY HOLDERS

All of the common shares being offered hereby are being offered for the accounts of the selling shareholders. This prospectus relates to periodic offers and sales of up to 7,200,000 common shares by the selling shareholders named below, which consist solely of common shares issuable upon the exercise of common share purchase warrants and conversion of 5% US$100 cumulative convertible redeemable preferred shares acquired by the selling shareholders in a private placement transaction on February 1, 2006.

Other than as set forth below, the selling shareholders do not hold any other position or office and have not had any other material relationship with us, or any of our predecessors or affiliates, during the past three years.

The selling shareholders may sell all, some or none of the common shares covered by this prospectus. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common shares in transactions exempt from the registration requirements of the Securities Act of 1933, or Securities Act, since the date on which they provided the information regarding their equity ownership. In certain cases, where such selling shareholders have provided us with such information, it is reflected in the table below.

The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below. The table assumes that all common shares being offered by the selling shareholders pursuant to this prospectus are ultimately sold in the offering.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of April 30, 2006, and as adjusted to reflect the sale of common stock in this offering for:

•                  each of our directors;

•                  each of our named executive officers;

•                  all of our directors and executive officers as a group;

•                  each person who we know beneficially owns 5% or more of our common stock; and

•                  each selling shareholder.

Except as otherwise indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information relating to the selling shareholders below is based on information provided by or on behalf of the selling shareholders. The address for those individuals for which an address is not otherwise indicated is c/o Canadian Superior Energy Inc., 3300, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2.

	Shares Beneficially Owned			Shares	Shares Beneficially Owned
	Prior to this Offering(1)			Being	After this Offering
	Number	Percentage		Offered	Number	Percentage

Executive Officers and Directors
Gregory S. Noval(2)	4,529,944	3.7%		—	4,529,944	3.7%
Leigh Bilton(3)	536,027		*	—	536,027		*
Michael E. Coolen(4)	388,932		*	—	388,932		*
Ross A. Jones(5)	39,252		*	—	39,252		*
Mel Marshall(6)	108,342		*	—	108,342		*
Charles Dallas (7)	379,444		*	—	379,444		*
Thomas J. Harp(8)	344,556		*	—	344,556		*
Gerald J. Maier(9)	327,500		*	—	327,500		*
Alexander Squires(10)	724,666		*	—	724,666		*
Kaare Idland (11)	927,900		*	—	927,900		*
All Executive Officers and Directors (10 persons)	8,317,973	6.8		—	8,317,973	6.9

5% Shareholders
1346049 Ontario Limited(12)	7,245,586	6.1		—	7,245,586	6.1
William L. Edwards(13)	11,986,000	10.0		—	11,986,000	10.0

Selling Shareholders
West Coast Opportunity Fund, LLC(14)	13,955,680	11.7		7,200,000	6,755,680	5.6

*                    Less than 1%.

(1)             Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or dispositive power with respect to securities and a person who owns options and warrants exercisable within 60 days is treated as a beneficial owner of those securities.

(2)             Includes shares of our common shares issuable upon exercise of 2,500,000 stock options and 25,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(3)             Includes shares of our common shares issuable upon exercise of 300,000 stock options and 25,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(4)             Includes shares of our common shares issuable upon exercise of 136,666 stock options and 25,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(5)             Includes shares of our common shares issuable upon exercise of 3,333 stock options and 25,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(6)             Includes shares of our common shares issuable upon exercise of 91,667 stock options and 7,500 warrants, each of which is exercisable within 60 days of April 30, 2006.

(7)             Includes shares of our common shares issuable upon exercise of 300,000 stock options that are exercisable within 60 days of April 30, 2006.

(8)             Includes shares of our common shares issuable upon exercise of 300,000 stock options that are exercisable within 60 days of April 30, 2006.

(9)             Includes shares of our common shares issuable upon exercise of 250,000 stock options and 12,500 warrants, each of which is exercisable within 60 days of April 30, 2006.

(10)       Includes shares of our common shares issuable upon exercise of 166,666 stock options and 50,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(11)       Includes shares of our common shares issuable upon exercise of 300,000 stock options and 50,000 warrants, each of which is exercisable within 60 days of April 30, 2006.

(12)       Includes shares held by Strategic Advisors Corp., Strategic Capital Partners Inc., and Randall Abramson. 1346049 Ontario Limited is a parent holding company for its operating subsidiaries, Strategic Advisors Corp., and Strategic Capital Partners Inc. Strategic Advisors Corp. is a Canadian investment adviser and is also registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Strategic Capital Partners Inc. is a Canadian investment dealer. Mr. Abramson serves as Director, Chief Executive Officer, President, Secretary and Treasurer of 1346049 Ontario Limited; Director, Chief Executive Officer, Secretary, Treasurer and Portfolio Manager of Strategic Advisors Corp.; and Director, President, Portfolio Manager and Compliance Officer of Strategic Capital Partners Inc. 1346049 Ontario Limited owns 100% of the outstanding voting stock of Strategic Capital Partners Inc., and 75% of the outstanding voting stock of Strategic Advisors Corp. Mr. Abramson owns 82% of the outstanding capital stock of 1346049 Ontario Limited. This information based solely on Schedule 13G that was filed with the Securities and Exchange Commission on January 20, 2006. The address for 1346049 Ontario Limited is 1303 Yonge Street, Suite 101, Toronto, Ontario, Canada M4T 2Y9.

(13)       Includes shares held by Palo Alto Investors, Palo Alto Investors, LLC, Micro Cap Partners, L.P. and William L. Edwards. Palo Alto Investors is the manager of Palo Alto Investors, LLC. Mr. Edwards is the controlling shareholder of Palo Alto Investors and the President of Palo Alto Investors, LLC, which is the general partner and investment adviser of Micro Cap Partners, L.P. Palo Alto Investors, LLC is a registered investment adviser. This information based solely on Schedule 13G that was filed with the Securities and Exchange Commission on February 14, 2006. The address for this shareholder is 470 University Avenue, Palo Alto, CA 94301.

(14)       Includes 1,200,000 common shares issuable upon the exercise of common share purchase warrants and 6,000,000 common shares issuable upon conversion of 5% $100 cumulative convertible redeemable preferred shares held by West Coast Opportunity Fund, LLC. West Coast Asset Management, Inc., as managing member of West Coast Opportunity Fund, LLC, maintains investment control over these shares. The address of this shareholder is 2151 Alessandra Drive, Suite 100, Ventura, California USA 93001.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledges, assignees, transferees, distributees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. For purposes of this prospectus, these pledges, assignees, transferees, distributees and successors-in-interest are considered selling shareholders. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  an underwritten public offering;

•                  broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or Rule 144(k) under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of Canadian Superior or derivatives of Canadian Superior securities and may sell or deliver shares in connection with the trades. The selling shareholders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If the selling shareholders default on a margin loan, the brokers may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

RELATED PARTY TRANSACTIONS

Service Arrangements

During the year ended December 31, 2003, we paid $912,000 (2002 - $1,209,000) at commercial terms for oilfield equipment rentals to a company controlled by one of our directors and for aircraft rentals at commercial terms to a company controlled by an officer and director of Canadian Superior. At

December 31, 2002, accounts receivable included amounts totaling $1,035,000 for advances to one of the related companies. Pursuant to the officer and director’s executive employment contract with us, dated July 1, 2000, such officer and director assigned to the related company certain obligations to provide services to Canadian Superior and certain rights to receive remuneration from us to the related company such that in January 2003 the related company and Canadian Superior set off amounts of $1.1 million and the contract between us and the related company was terminated.

During the year ended December 31, 2004, we paid $628,000 (2003 - $912,000) for oilfield equipment rentals to a company controlled by one of our directors and for aircraft rentals to a company controlled by an officer and director of Canadian Superior. During the year, we paid $107,000 to a company controlled by an officer and director of Canadian Superior for consulting services. At December 31, 2004, accounts receivable included a $27,000 advance on corporate expenditures to an officer and director of Canadian Superior. This amount was recovered subsequent to December 2004. In November 2004, we entered into farm-out and participation agreements in the normal course of business operations with a corporation controlled by an officer and director of Canadian Superior in respect of our Mariner and Trinidad prospects. We have the right to participate on a promoted basis for 16 2/3% of Canadian Superior’s costs of the East Coast wells and 33 1/3% of Canadian Superior’s costs of certain earning wells in Trinidad and Tobago.

Share Purchase Loans

At December 31, 2002 accounts receivable included $137,500 for shares purchased by employees. These amounts were repaid in January 2003.

Note Payable

In March 2003, we received $1.5 million from a company controlled by an officer and director of Canadian Superior. The note was fully repaid by us in November 2003, including interest in the amount of $99,986.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts, except that we are required to pay reasonable fees and disbursements of one counsel for the selling shareholders not to exceed $15,000 in the aggregate. Set forth below are expenses to be paid by us in connection with distribution of the common shares being registered on behalf of the selling shareholders. All amounts shown are estimates except for the Securities Exchange Commission registration fees.

SEC registration fees	$1,772
Accounting fees and expenses	15,000
Legal fees and expenses	75,000
Miscellaneous	5,000

Total	$96,772

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon by Burnet, Duckworth & Palmer LLP.

CHANGE OF AUDITORS

On May 24, 2005, KPMG LLP advised us that they would not be standing for re-appointment as auditors of Canadian Superior. On June 24, 2005 we engaged Meyers Norris Penny LLP as our outside auditors. Prior thereto and since November 26, 2003, KPMG LLP acted as our outside auditors. KPMG’s report on our financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion nor was it otherwise qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through the June 2005 date of KPMG’s replacement as our outside auditors, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, in each case which KPMG would have been required to refer to in its reports if such disagreements had not been resolved to its satisfaction.

During our two most recent fiscal years through the June 24, 2005 date of engaging Meyers Norris Penny, neither we nor someone acting on our behalf consulted Meyers Norris Penny regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements; or (3) any matter that was either the subject of a disagreement or a reportable event.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and for the year then ended, included in this prospectus, has been so included in reliance on the report of Meyers Norris Penny LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, referenced in this prospectus, have been so referenced in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing

Certain information relating to our reserves included in this prospectus has been calculated by us and audited and opined on, as at December 31, 2005, by GLJ Petroleum Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of GLJ Petroleum Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Alberta, Canada and a majority of our directors and certain of our officers, as well as the Canadian independent registered chartered accountants and independent petroleum engineering consultants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all of the assets of our non-U.S. directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of U.S. federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada. Therefore, it may not be possible to enforce those actions against us, certain of our directors and officers or the Canadian experts named in this prospectus. However, subject to certain time limitations and bankruptcy, insolvency or other laws affecting the enforcement of creditors rights generally, a foreign civil judgment, including a U.S. court judgment based upon the civil liability provisions of U.S federal securities laws, may be enforced by a Canadian court, provided that:

•                  the judgment is enforceable in the jurisdiction in which it was given;

•                  the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•                  adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•                  the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•                  the judgment was not obtained by fraud or in a manner contrary to the principles of natural justice and does not conflict with any other valid judgment in the same matter between the same parties;

•                  the enforcement of the judgment does not constitute, directly or indirectly, the enforcement of a foreign revenue, expropriatory, penal or other public law;

•                  the judgment is not contrary to any order by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada);

•                  there is not another judgment in any other jurisdiction relating to the same cause of action;

•                  the judgment is no longer appealable;

•                  an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court;

•                  no new admissible evidence relevant to the action is discovered prior to the rendering of a judgment by a competent court; and

•                  after the date of such judgment, the action to enforce such judgment is commenced in a Canadian court within the applicable limitation period.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. The usual practice in an action before a Canadian court to recover an amount in a non-Canadian currency is for the Canadian court to render judgment for the equivalent amount in Canadian currency.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and file reports and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form F-1 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, may be inspected without charge at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings also are available to the public from the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Canadian Superior Energy Inc. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm for 2005 and 2004
Consolidated Balance Sheets at December 31, 2005 and 2004
Consolidated Statements of Operations and Deficit for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
TO THE SHAREHOLDERS

We have audited the consolidated balance sheet of Canadian Superior Energy Inc. as at December 31, 2005 and the consolidated statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The financial statements as at and for the year ended December 31, 2004 and 2003 were audited by other auditors, who expressed an opinion without reservation on these statements in their reports dated March 31, 2005 and May 10, 2004.

CALGARY, CANADA	MEYERS NORRIS PENNY LLP
March 10, 2006	INDEPENDENT REGISTERED
CHARTERED ACCOUNTANTS

CONSOLIDATED BALANCE SHEETS DECEMBER 31

Thousands of Canadian dollars

	2005	2004
Assets
Current Assets
Cash and short-term investments	$11,798	$1,725
Accounts receivable	8,968	5,808
Prepaid expenses	774	593
	21,540	8,126
Nova Scotia offshore term deposits (Note 4 and 12)	14,421	14,169
Petroleum and natural gas properties (Note 5)	150,384	128,716
	$186,345	$151,011
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$15,754	$10,756
Revolving production loan (Note 6)	12,851	10,750
	28,605	21,506
Asset retirement obligation (Note 7)	8,302	7,177
Future income taxes (Note 8)	8,638	8,778
	45,545	37,461
Shareholders’ equity
Share Capital (Note 9)	135,815	114,626
Contributed surplus (Note 9)	6,391	3,386
Deficit	(1,406)	(4,462)
	140,800	113,550

Contingencies and commitments (Note 12)
Subsequent events (Note 13)
	$186,345	$151,011

See accompanying notes to the consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
YEARS ENDED DECEMBER 31

(Thousands of Canadian dollars except per share amounts)

	2005	2004	2003
			Restated (Note 2)
Revenue
Oil and gas	$55,223	$39,299	$32,313
Transportation	(678)	(615)	(695)
Royalties net of royalty tax credit	(9,716)	(5,805)	(6,050)
	44,829	32,879	25,568
Expenses
Production and operating	7,239	7,151	5,992
General and administration (Note 5)	5,398	4,614	4,849
Interest	1,015	1,104	1,456
Depletion, amortization and accretion	23,539	22,177	14,291
Stock based compensation	3,657	2,612	771
	40,848	37,658	27,359
Income (loss) from operations	3,981	(4,779)	(1,791)
Other income (expense) (Note 12)	(715)	493	364
Income (loss) before income taxes	3,266	(4,286)	(1,427)
Income taxes (reduction)
Capital	129	261	288
Future income tax (reduction) (Note 8)	81	(1,523)	(763)
	210	(1,262)	(475)
Net Income (loss)	3,056	(3,024)	(952)

Deficit, beginning of year, as previously reported	(4,462)	(312)	(17,057)
Accounting changes (Note 2)	—	(1,126)	(486)
Deficit, beginning of year, as restated	(4,462)	(1,438)	(17,543)
Reduction in stated capital (Note 9(f))	—	—	17,057
Deficit, end of year	$(1,406)	$(4,462)	(1,438)
Income (loss) per share (Note 9(i))	$0.03	$(0.03)	$(0.01)
Diluted income (loss) per share (Note 9(i))	$0.03	$(0.03)	$(0.01)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31

(Thousands of Canadian dollars)

	2005	2004	2003
			Restated (Note 2)
Cash provided by (used in):
Operating activities
Net Income (loss)	$3,056	$(3,024)	$(952)
Charges or credits to income not involving cash
Depletion, depreciation and accretion	23,539	22,177	14,291
Stock based compensation	3,657	2,612	771
Future income tax (reduction)	81	(1,523)	(763)
Funds from operations	30,333	20,242	13,347
Change in non-cash working capital (Note 3)	11	(2,541)	5,108
	30,344	17,701	18,455
Financing activities
Issue of shares	20,316	12,673	74,195
Redemption (Issue) of Nova Scotia offshore term and security deposits, net (Note 3)	(252)	9,670	(11,807)
Increase (repayment) of revolving production loan	2,101	(1,800)	7,400
	22,165	20,543	69,788
Investing activities
Acquisition of oil and gas assets	—	(1,070)	(54,160)
Exploration and development expenditures	(44,083)	(41,151)	(29,835)
Change in non-cash working capital (Note 3)	1,647	(3,626)	5,080
	(42,436)	(45,847)	(78,915)
Increase (decrease) in cash and short term investments	10,073	(7,603)	9,328
Cash and short term investments, beginning of year	1,725	9,328	—
Cash and short term investments, end of year	$11,798	$1,725	$9,328

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED
DECEMBER 31, 2005 AND 2004

(Tabular amounts in thousands except per share amounts)

Note 1  Accounting Policies

a)           Principles of consolidation - The consolidated financial statements include the accounts of the Corporation and the accounts of its wholly-owned subsidiaries.

b)          Cash and short-term investments - Cash and short-term investments consist of balances with banks and investments in highly liquid short-term deposits with a maturity date of less than ninety days.

c)           Depletion and Amortization - Canadian Superior Energy Inc. is engaged in the acquisition, exploration, development and production of oil and gas principally in Canada. The Corporation follows the full-cost method of accounting for oil and gas operations whereby all costs relating to the acquisition of, exploration for and development of oil and gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on nonproducing properties, costs of drilling both productive and nonproductive wells, costs of production equipment and overhead charges related to acquisition, exploration and development activities.

The costs are amortized using the unit-of-production method based upon the estimated proved oil and gas reserves, before royalties, as determined by the Corporation’s independent engineers. Oil and gas reserves and production are converted into equivalent units based upon relative energy content.

Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

The Corporation performs a ceiling test in a two-stage test performed at least annually:

i)        Impairment is recognized if the carrying value of the oil and gas assets less accumulated depletion and amortization and the lesser of cost and fair value of unproven properties exceeds the estimated future cash flows from proved oil and gas reserves, on an undiscounted basis, using forecast prices and costs.

ii)     If impairment is indicated by applying the calculations described in i) above, the Corporation will measure the amount of the impairment by comparing the carrying value of the oil and gas assets less accumulated depletion and amortization and the lesser of cost and fair value of unproven properties to the estimated future cash flows from the proved and probable oil and gas reserves, discounted at the Corporation’s credit-adjusted risk-free rate of interest, using forecast prices and costs. Any impairment is included in earnings for the year.

Proceeds received from disposals of properties and equipment are credited against capitalized costs unless the disposal would alter the rate of depletion and depreciation by more than 20 percent, in which case a gain or loss on disposal is recorded.

Amortization of other equipment is provided on a diminishing balance basis at rates ranging from 20% to 100% per annum. Gains and losses from disposals are included in income.

d)          Joint Ventures - The Corporation’s exploration and development activities related to oil and gas are conducted jointly with others, which may include related parties (See: Note 10, Below). The accounts reflect only the Corporation’s proportionate interest in such activities.

e)           Income Taxes - The Corporation follows the liability method of accounting for income taxes. Temporary differences arising from the differences between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax assets or liabilities. Future income tax assets or liabilities are calculated using tax rates anticipated to apply in the periods that the temporary differences are expected to reverse.

f)             Revenue recognition - Revenue from the sale of oil and gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the delivery, including operating and maintenance costs, transportation, and production-based royalty expenses are recognized in the same period in which the related revenue is earned and recorded.

g)          Flow-through shares - The Corporation, from time to time, issues flow-through shares to finance a portion of its oil and gas exploration activities. The exploration and development expenditures funded by flow-through shares are renounced to subscribers in accordance with the Income Tax Act (Canada). The estimated value of the tax pools foregone is reflected as a reduction in share capital with a corresponding increase in the future income tax liability at the time the related expenditures are renounced.

h)          Measurement Uncertainty - The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires the Corporation’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The amounts recorded for depletion and depreciation of petroleum and natural gas properties and the provision for asset retirement obligation are based on estimates. The ceiling test is based on estimates of proven reserves, production rates, oil and gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates, in future periods, could be significant.

i)              Per Share Amounts - The Corporation follows the treasury stock method for the computation of diluted per share amounts. This method assumes the proceeds from the exercise of dilutive options and warrants are used to purchase common shares at the weighted average market price during the period.

j)              Foreign Currency Translation - Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Gains and losses on translation or settlement are included in the determination of net income for the current period.

k)           Recent Accounting Pronouncements - In January 2005, the Canadian Institute of Chartered Accountants issued new recommendations for the recognition and measurement of financial instruments, and amendments to the existing presentation and disclosure standards, effective for interim and annual financial statements with fiscal years beginning on or after October 1, 2006.

Section 3855 Financial Instruments — Recognition and Measurement establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. Section 3861 Financial Instruments — Presentation and Disclosure discusses the presentation and disclosure of these items. The application of hedge accounting is covered in Section 3865 Hedges. Section 1530 Comprehensive Income establishes standards for reporting and displaying certain gains and losses, such as unrealized gains and losses related to hedges or other derivative instruments, outside of net income, in a statement of comprehensive income. Section 3251 Equity establishes standards for the presentation of equity and changes in equity, including changes arising from those items recorded in comprehensive income. There have also been numerous consequential amendments made to other Sections. Transitional provisions are complex and vary based on the type of financial instruments under consideration. Therefore, the Corporation has not yet determined the effect of these new standards on its consolidated financial statements.

Note 2 - Changes in Accounting Policies

a)              Stock Based Compensation and other Stock Based Payments

Effective January 1, 2004, the Corporation retroactively adopted the new Canadian standard for “Stock Based Compensation”. This standard requires that companies measure all stock based payments using the fair value method of accounting and recognize the compensation expense in their financial statements. Per the transitional provisions, adoption requires that compensation expense be calculated and recorded in the statement of operations for options and warrants issued on or after January 1, 2003.

b)             Asset Retirement Obligations

Effective January 1, 2004 the Corporation retroactively adopted the new Canadian standard for “Asset Retirement Obligations”. This standard requires the recognition of the fair value of obligations associated with the retirement of tangible long-lived assets to be recorded in the period the asset is put to use, with the corresponding increase to the carrying amount of the related asset. The obligations recognized are statutory, contractual or legal obligations. The liability is accreted over time for changes in the fair value of the liability through charges to asset retirement accretion which is included in depletion, amortization and accretion expense. The costs capitalized to the related assets are amortized to earnings in a manner consistent with the depreciation and amortization of the underlying assets. Revisions to the estimated timing of cash flows or to the original estimated undiscounted costs could also result in an increase or decrease to the obligation. Actual costs incurred upon settlement of the retirement obligation are charged against the obligation to the extent of the liability recorded. Prior to January 1, 2004, the Corporation provided for future site restoration and abandonment costs over the life of the proved reserves on a unit-of-production basis.

c)              Hedging relationships

The Corporation has implemented new Canadian accounting guidelines for hedging relationships, which addresses the identification, designation, documentation and effectiveness of hedging transactions for the purposes of applying hedge accounting. It also established conditions for applying or discontinuing hedge accounting. Under the new guideline, hedging transactions must be documented and it must be demonstrated that the hedges are sufficiently effective in order to continue accrual accounting for position hedges with derivatives.

d)             Impact of  policy changes on 2003 Financial Statements

The adoption of the new accounting policies for stock based compensation and asset retirement obligations has been applied retroactively with the following impact on the 2003 comparative figures:

Balance Sheet - debit (credit)
Petroleum and natural gas properties	$4,797
Asset Retirement Obligation	(5,979)
Provision for Future Site Restoration	1,634
Future Income Taxes	(174)
Contributed Surplus	(1,404)
Deficit, end of year	1,126
Deficit, beginning of year	486

Statement of operations - debit (credit)
Depletion, amortization and accretion	$1,027
Future site restoration	(1,223)
Stock based compensation	771
Future income tax reduction	65
Decrease in net income	$640
Loss per share — basic and diluted	$(0.01)

e)              Adjust 2004 and 2003 earnings to reflect transportation charges
The Corporation has implemented new Canadian accounting standard relating to the presentation of transportation costs. In prior years it was Canadian industry practice to net these costs out of revenues. The Corporation has restated revenues for the current and prior years to reflect this change. Transportation costs were $0.6 million in 2004 ($0.7 million in 2003). This change has no impact on net income or cash flow.

Note 3 - Changes in Non-Cash Working Capital and other Cash Flow Information

	2005 Change	2004 Change	2003 Change
Accounts Receivable	$(3,160)	$(2,268)	$714
Nova Scotia offshore drilling security deposit	—	10,000	(10,000)
Prepaid expenses	(181)	(25)	1,156
Accounts payable	4,999	(3,874)	8,318
Change in non-cash working capital	$1,658	$3,833	$188
Related to:
Operating activity	$11	$(2,541)	$5,108
Financing activity	—	10,000	(10,000)
Investing activity	1,647	(3,626)	5,080
Change in non-cash working capital	$1,658	$3,833	$188

Other Cash Flow Information
Interest paid	$854	$1,104	$1,456
Taxes paid	$143	$271	$76

Note 4 — Nova Scotia Offshore Term Deposits

Under the terms of the licenses referred to in Note 12(a), the Corporation has assigned term deposits totaling $14,421,000 (2004 - $14,169,000). Accordingly, this amount has been classified as a noncurrent asset. To the extent that the expenditures are not incurred within the period allowed, the Corporation would forfeit its proportionate share of any remaining deposits relating to the unexpended work commitment.

Note 5 — Petroleum and Natural Gas Properties

	Cost	Accumulated Depletion and Amortization	Net
2005
Petroleum and natural gas properties- Canada	$202,408	$67,418	$134,990
Petroleum and natural gas properties- Trinidad	15,394	—	15,394
Total	$217,802	$67,418	$150,384
2004
Petroleum and natural gas properties- Canada	$170,466	$44,441	$126,025
Petroleum and natural gas properties- Trinidad	2,691	—	2,691
Total	$173,157	$44,441	$128,716

Future development costs related to proven reserves of $7,146,000 (2004 - $3,647,000) have been included in the depletion base calculation at December 31, 2005.

At December 31, 2005, the Corporation has excluded $42,777,000 (2004 - $28,746,000) of oil and gas properties relating to unproved properties from costs subject to depletion, including $15.4 million relating to its interests in Trinidad and Tobago. General and administrative expenses totaling $5,937,000 (2004 - $4,445,000, 2003 — $4,063,000), of which $965,000 (2004 - $767,000, 2003 — $390,000) pertained to the Nova Scotia project, that were directly related to exploration and development activities, have been capitalized for the year ended December 31, 2005.

The benchmark prices, on which the ceiling test is based, are as follows:

	WTI Crude Oil	Exchange Rate	Edmonton Light Crude	AECO Natural Gas
Year	US$/bbl	US$/CDN$	CDN$/bbl	CDN$/mmbtu
2006	57.00	0.85	66.25	10.60
2007	55.00	0.85	64.00	9.25
2008	51.00	0.85	59.25	8.00
2009	48.00	0.85	55.75	7.50
2010	46.50	0.85	54.00	7.20
2011	45.00	0.85	52.25	6.90

Benchmark prices increase at a rate of 2.0% per year for both oil and natural gas after 2011. Adjustments were made to the benchmark prices above, for purposes of the ceiling test, to reflect forward contracts the Corporation has in place, varied delivery points and quality differentials in the products delivered. For the years ended December 31, 2005 and 2004, no ceiling test write-down was required.

Note 6 — Revolving Production Loan

At December 31, 2005 the Corporation had a demand revolving production loan facility (the “facility”)

with a Canadian chartered bank of $25,000,000 of which it had drawn $12,851,000. The facility bears interest at prime plus 1.0%. The facility is secured by a $100 million first floating charge demand debenture on the assets of the Corporation and a general security agreement covering all of the assets of the Corporation. The facility expires April 30, 2006 unless extended.

Note 7 — Asset Retirement Obligation

The following table presents the reconciliation of the beginning and ending aggregate carrying amount of the obligation associated with the retirement of oil and gas properties.

As at December 31 ($000’s)	2005	2004
Asset Retirement Obligation, beginning of year	$7,177	$5,979
Liabilities Incurred	563	900
Accretion expense	562	456
Technical revision	—	(158)
Asset Retirement Obligation, end of year	$8,302	$7,177

The technical revision in 2004 was the result of adjusting the credit adjusted risk free rate to 8.5% for wells drilled in 2004 from 7.0% used in 2003 and prior. The Corporation estimates the total undiscounted amount of cash flows required to settle its asset retirement obligation is approximately $15,746,000 (2004 — 14,197,000) which will be incurred between 2016 and 2018.

Note 8  Income Taxes

The net future income tax liability is comprised of:

a)   Summary of temporary differences giving rise to future income tax liability:

	2005	2004
Future Tax Liabilities
Oil and gas assets in excess of tax balances	$12,756	$12,628
Future Tax Assets
Share Issue Costs	(1,327)	(1,437)
Asset Retirement Obligation	(2,791)	(2,413)
	(4,118)	(3,850)
Net future income tax liability	$8,638	$8,778

b)   Reconciliation of income taxes calculated at the Canadian statutory rate of 37.6% (2004 — 38.6%) with actual income taxes:

	2005	2004	2003
			Restated (Note 2)
Income (loss) before income taxes	$3,266	$(4,286)	$(1,427)
Combined federal and provincial income tax rate	37.6%	38.6%	40.6%
Computed income tax expense (reduction)	$1,228	$(1,654)	$(579)
Increase (decrease) resulting from:
Non deductible Crown Royalties, net	1,863	1,224	1,755
Resource Allowance	(2,168)	(1,397)	(1,474)
Stock based compensation	1,376	1,008	313
Tax reassessments	(2,313)	—	—
Tax adjustment from rate change and other	95	(704)	(778)
	$81	$(1,523)	$(763)

During 2005, Canada Revenue Agency completed a review of certain of the Corporations tax filings for the years 2000 to 2002. As a result of these reviews, the Corporation’s tax pools increased resulting in a future income tax recovery of approximately $2.3 million.

Note 9  Share Capital

a)   Authorized:

Unlimited number of common shares

Unlimited number of preferred shares

b)             Voting common shares issued:

	December 31, 2005		December 31, 2004
	Number	Amount	Number	Amount
Balance, beginning of year	109,806	$114,626	96,101	$80,095
Issued for cash on special warrants	5,500	10,835	7,543	22,834
Issued upon exercise of stock options	852	1,044	1,299	1,462
Issued for cash on flow-through shares	2,977	8,929	1,377	3,443
Issue costs, net of future tax reduction of $221	—	(436)	—	—
Issued upon exercise of $2.00 purchase warrants	—	—	3,002	6,004
Issued upon exercise of $3.20 purchase warrants	—	—	484	1,549
Tax benefits renounced on flow-through shares	—	—	—	(1,188)
Issue costs, net of future tax reduction of $106	—	—	—	(203)
Value of stock compensation for exercised options	—	652	—	630
Balance, end of year	119,135	$135,650	109,806	$114,626

c)    Special warrants issued:

	Number	Amount	Number	Amount
Balance, beginning of year	—	$—	7,368	$22,309
Special warrants issued for cash (i)	5,500	11,000	—	—
Special warrants issued for cash (ii)	—	—	175	525
Converted upon issuance of common shares	(5,500)	(11,000)	(7,543)	(22,834)
Balance, end of year	—	$—	—	$—

d)    Purchase warrants issued:

	Number	Amount	Number	Amount
Balance, beginning of year	—	$—	—	$—
Issued August 30, 2005 (iv)	2,750	165	—	—
Issued February 6, 2004 (iii)	—	—	2,467	—
Exercised	—	—	(484)	—
Expired	—	—	(1,983)	—
Balance, end of year	2,750	$165	—	$—
Share Capital, end of year		$135,815		$114,626

e) Special Warrants

(i) On August 30, 2005 the Corporation filed a short form prospectus qualifying the distribution of 5,500,000 common shares and 2,750,000 common share purchase warrants upon the exercise of the 5,500,000 special warrants issued on July 5th, 6th and 12th, 2005. (ii) On February 6, 2004 the Corporation filed a short form prospectus qualifying the distribution of 7,400,180 common shares and 2,466,726 common share purchase warrants upon the exercise of the 7,225,180 special warrants issued on December 16th and 24th, 2003 (as above) and an additional 175,000 special warrants issued on January 12, 2004 and 142,857 flow-through common shares upon the exercise of 142,857 flow through special warrants issued on December 31, 2003..

f) Purchase Warrants

(iii)  As described in Note 9(e) in February 2004, the Corporation filed a short form prospectus qualifying the distribution of 2,466,726 common share purchase warrants.

(iv)  As described in Note 9(e) in August 2005, the Corporation filed a short form prospectus qualifying the distribution of 2,750,000 common share purchase warrants which will expire on June 30, 2006.

g)  Stock options:

The Corporation has a stock option plan for its directors, officers, employees and key consultants. The exercise price for stock options granted is no less than the quoted market price on the grant date with options vesting either on the grant date or in equal increments over a three year period. An option’s maximum term is ten years.

	2005		2004
	Number of Options	Weighted Average price	Number of Options	Weighted Average price
Balance, beginning of year	7,371	$1.66	5,133	$1.29
Forfeited	(613)	1.82	(2,170)	1.57
Exercised	(852)	1.22	(1,299)	1.13
Prior period option reinstatement	200	0.80	0	0.00
Granted	3,382	2.11	5,707	1.85
Balance, end of year	9,488	$1.83	7,371	$1.66

The following table summarizes information about the stock options outstanding at December 31, 2005:

	Options Outstanding		Options Exercisable
Exercise Price	Number of options	Weighted Average of Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.80-1.00	655	4.28	$0.82	655	$0.82
1.01-1.50	1,145	6.89	1.30	985	1.29
1.51-2.00	4,811	8.63	1.79	2,209	1.75
2.00-3.00	2,877	9.00	2.35	1,984	2.40
$0.80-3.00	9,488	8.32	$1.83	5,833	$1.79

The following table summarizes information about the stock options outstanding at December 31, 2004:

	Options Outstanding		Options Exercisable
Exercise Price	Number of options	Weighted Average of Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.80-1.00	762	4.32	$0.82	762	$0.82
1.01-1.50	1,533	7.73	1.29	1,041	1.27
1.51-2.00	3,854	9.17	1.73	1,048	1.79
2.00-3.00	1,222	8.82	2.45	446	2.69
$0.80-3.00	7,371	8.35	$1.66	3,297	$1.52

A modified Black-Scholes option pricing model, with the following weighted average assumptions, was used to estimate the fair value of options on the date of the grant, for the inclusion as stock based compensation expense:

	2005	2004
Risk free interest rate (%)	4.0	4.0
Expected lives (years)	10.0	10.0
Expected volatility (%)	57.0	93.9
Dividend per share	0.00	0.00

The grant date weighted average fair value of options issued during 2005 was $1.08 (2004: $1.31) per option.

The impact of stock based compensation on Contributed Surplus is:

Contributed Surplus	2005	2004
Opening Balance	$3,386	$1,404
Additions from issuance of stock options	3,657	2,612
Reduction from exercise of stock options	(652)	(630)
Closing balance	$6,391	$3,386

h)         On June 27, 2003, at the Corporation’s Annual Meeting of Shareholders, a special resolution was approved authorizing a reduction in the stated capital account for the common shares of the Corporation of $17,057,000, being the Corporation’s deficit as at December 31, 2002.

i)           During the year ended December 31, 2005, the Corporation entered into flow-through share agreements to issue 2,976,400 common shares for cash consideration of $8,929,200 and to renounce $8,929,200 of qualified expenditures.

j)             During the year ended December 31, 2004, the Corporation entered into flow-through share agreements to issue 1,377,000 common shares for cash consideration of $3,442,500 and to renounce $3,442,500 of qualified expenditures.

k)          Per share amounts for Loss per share were calculated using the weighted average number of common shares outstanding of 112,170,000 for 2005 and 106,465,000 for 2004 and 85,082,000 for 2003. In calculating the diluted earnings per share amounts for 2005, 2,109,252 shares were required to be added to the weighted average number of common shares outstanding.

Note 10  Related Party Transactions

a)             During the year ended December 31, 2005, the Corporation paid $691,000 (2004 - $628,000, 2003 - $912,000) for oilfield equipment rentals to a company controlled by a director, for oilfield construction to a company controlled by a director and for aircraft rentals to a company controlled by an officer and director of the Corporation. During the year, the Corporation paid nil (2004 - $107,000, 2003 – nil) to a Company controlled by an officer and director of the Corporation for consulting services.

b)            In November 2004, the Corporation entered into a participation agreements in the normal course of operations with a Company controlled by an officer and director of the Corporation in respect of the Corporation’s offshore Nova Scotia and offshore Trinidad and Tobago prospects. Pursuant to the 2004 agreements, the Company had the right to participate on a promoted basis for 16 2/3% of Canadian Superior’s costs of the East Coast wells (this was subsequently increased to 33 1/3%) and the related party Company has the right to participate on a promoted basis for 33 1/3% of Canadian Superior’s costs of certain earning wells in Trinidad.

The transactions were in the normal course of operations and agreed to by the related Company and the Corporation based on extensive negotiations and Board approval and approval by the Corporation with legal counsel involved and accordingly had been measured at the exchange amount...

Note 11  Risk Management

The carrying values of financial assets and liabilities approximate their fair value due to their short periods to maturity, or the market interest rate on the revolving production loan.

A substantial portion of the Corporation’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. Purchasers of the Corporation’s oil, gas and natural gas liquids are subject to an internal credit review to minimize the risk of nonpayment.

The Corporation is exposed to foreign currency fluctuations as oil and gas prices received are referenced to U.S. dollar denominated prices. The Corporation is exposed to a floating interest rate on its revolving production loan.

The Corporation enters into commodity sales agreements and certain derivative financial instruments to reduce its exposure to commodity price volatility. These financial instruments are entered into solely for hedging purposes and are not used for trading or other speculative purposes.

At December 31, 2005, the Corporation had the following contracts in place:

Contract	Volume	Price	Term
Natural Gas
Fixed Price	1,000 gj per day	$10.08/gj (Aeco)	January 1 - March 31, 2006

At December 31, 2005, the estimated fair value of the above financial instruments indicates an unrealized gain of $23,140.

During 2005, the Corporation’s hedging activities resulted in a loss of $22,696 (2004: $496,000; and an income of $269,000 in 2003) which was recorded as a decrease (increase in 2003) in oil and gas revenues during the period.

Note 12  Contingencies and Commitments

a)             Nova Scotia:  During 2000, 2001 and 2003, the Corporation acquired six exploration licenses from the Canada-Nova Scotia Offshore Petroleum Board. These licenses are for a period of nine years in total, subject to certain requirements being met during the first five years. As a condition of the licenses, the Corporation is required to post security in the amount of 25% of its work expenditure bids. The deposit is refundable only to the extent of approved allowable expenditures. The duration of the initial five year term, for a given license, can be extended one additional year to six years by posting an additional security deposit in an amount of $250,000. At December 31, 2005, as a result of the Corporation having made certain expenditures, the Corporation had fulfilled its work expenditures on two of the six exploration licenses. The remaining four exploration licenses are currently owned 100 percent by the Corporation and have aggregate work expenditure outstanding of $57,684,000, and as such the Corporation has $14,421,000 in term deposits assigned to the Canada — Nova Scotia Offshore Petroleum Board.

b)            Trinidad and Tobago: The Corporation is committed to drill 3 exploration wells on its “Intrepid” Block 5(c) under its Block 5(c) Production Sharing Contract (“PSC”) with the Government of Trinidad and Tobago, funded in part a related party (See: Note 10, above) participating on a promoted basis, paying 1/3 of Canadian Superior’s block 5(c) exploration program to obtain 25% of Canadian Superior’s net revenue share of these prospects. Also, once approved by the Government of Trinidad and Tobago, the Corporation has an exploration drilling commitment to drill 2 wells on the “Mayaro/Guayaguayare” blocks from a joint venture with the Petroleum Company of Trinidad and Tobago Limited (“Petrotrin”).

c)             Flow-through Expenditures:  At December 31, 2005, the Corporation had yet to incur approximately $8.9 million of Canadian exploration expenses in relation to flow through shares issued. These expenses must be incurred by December 31, 2006.

d)            Litigation and Claims:  The Corporation is involved in various claims and litigation arising in the ordinary course of business. In the opinion of Canadian Superior the various claims and litigations arising therefrom are not expected to have a material adverse effect on the Corporation’s financial position. The Corporation maintains insurance, which in the opinion of the Corporation, is in place to address unforeseen claims.

During 2004, a number of class action proceedings were initiated against Canadian Superior and certain of its directors and officers in the United States District Court, Southern District of New York, in the Ontario Superior Court of Justice and the Quebec Superior Court by plaintiffs alleging to have purchased securities of the Corporation and they allege that they suffered extensive damages resulting from statements and actions taken by the Corporation and of it Officers and Directors of Canadian Superior regarding the Corporation’s Mariner I-85 exploration well drilled offshore Nova Scotia. On June 8, 2005, Canadian Superior and its insurers reached an agreement with no admission of liability by all parties to settle all securities class action litigation pending in the United States against the Corporation, and on September 6, 2005, a similar settlement was reached in Canada. The settlement for the two actions totaled $3.2 million U.S. and $2.15 million Canadian respectively, and was covered by the Corporation’s insurance.

As at December 31, 2005, the Corporation accrued $1,012,000 (inclusive of legal costs) as a one time charge to recognize the settlement of a former employee’s alleged compensation claims, which was settled subsequent to year end. This amount has been included as an expense in other income (expense) in the statement of operations.

e)             Prospect Commitment Fee:  During 2002, the Corporation received a $10 million prospect commitment fee related to its “Marquis” Prospect Offshore Nova Scotia. In the event that any natural gas or other hydrocarbons in commercial quantities are produced from a well on the “Marquis” Prospect, the Corporation will be obligated to repay the amount in 12 quarterly installments following commencement of commercial production.

f)               Lease Obligations:  The Corporation has entered into agreements to lease premises and equipment requiring future minimum payments totaling $3,370,000. Minimum annual payments during the next five fiscal years are as follows:

2006	$1,197,000
2007	$1,019,000
2008	$888,000
2009	$237,000
2010	$28,000

Note 13  Subsequent Events

a)             On December 6, 2005 the Corporation secured a US$15 million equity commitment, On February 1, 2006, the Corporation completed this financing in the form of a private placement in the amount of US $15,000,000 by way of the issuance of Units consisting of ten 5% US Cumulative Redeemable Convertible Preferred Shares (the “Preferred Shares”) and 80 Common Share Purchase Warrants. Each Preferred Share will be convertible into forty Common Shares of Canadian Superior (6,000,000 Common Shares in aggregate) at a price of US $2.50 per Common

                       Share. If Canadian Superior elects, it also has the option to pay the quarterly dividend by way of issuance of Common Shares at market, based on a 5.75% annualized dividend rate in lieu of the 5% annualized cash dividend rate. In addition, the Preferred Shares are redeemable and retractable five years from the date of issue or earlier, subject to earlier redemption or retraction subject to certain events. 15,000 Units, each consisting of 10 US $100 Preferred Shares, along with 1,200,000 Common Share Purchase Warrants are being issued to West Coast Asset Management, Inc.. The Warrants comprising part of the Units are exercisable for a period of thirty (36) months from the date of issue at an exercise price of US $3.00 per Common Share.

b)       Also in December 2005, the Corporation secured an equity financing commitment of $2.4 million, and on February 9, 2006 the Corporation completed this financing in the form of a private placement of 1,000,000 Units at a price of $2.40 per Unit for gross proceeds of $2,400,000. Each Unit consists of one Common Share and one-half of one Common Share Purchase Warrant. The Warrants comprising part of the Units are exercisable until December 31, 2006 at an exercise price of $2.80 per Common Share.

c)        Subsequent to year end, the Corporation settled an outstanding lawsuit (see Note 12d).

Note 14  Comparative Figures

Certain comparative figures have been reclassified to conform with current year presentation.

Note 15  Reconciliation with United States Generally Accepted Accounting Principals

The Corporation follows Canadian generally accepted accounting principles (Canadian GAAP) which differs in some respects from generally accepted accounting principles in the United States (U.S. GAAP). Significant differences in accounting principles that impact the Corporation’s financial statements are described below:

(Tabular amounts in thousands of Canadian dollars except per share amounts)

	2005	2004	2003
Net income (loss) in accordance with Canadian GAAP, as reported	$3,056	$(3,024)	$(952)
Flow Through Shares (a)
Income Taxes	(1,283)	(417)	(3,757)

Property Acquisitions (b)
Depletion, amortization and accretion expense	452	599	525
Income taxes	(152)	(206)	(189)

Ceiling Test (c)
Write down of petroleum and natural gas properties	—	(10,000)	(34,100)
Income Taxes	—	1,439	12,089
Depletion, amortization and accretion expense	5,181	4,853	(770)
Income Taxes	(1,742)	(1,675)	277

Stock based compensation (d)	3,657	2,612	771

Change in valuation allowance	1,754	—	—

Net loss before cumulative effect of change in accounting policy	10,923	(5,819)	(26,106)
Cumulative effect of change in accounting policy, net of tax (e)	0	0	147
Net income (loss) in accordance with U.S. GAAP	$10,923	$(5,819)	$(25,959)

Net income (loss) per share in accordance with U.S. GAAP

Basic	$0.10	$(0.05)	$(0.31)

Diluted	$0.10	$(0.05)	$(0.31)

Years ended December 31, 2005 and 2004

The application of U.S. GAAP results in the following differences to the following balance sheet items:

	2005		2004
	Canadian	United States	Canadian	United States
Petroleum and natural gas properties	$150,384	$119,033	$128,716	$91,732
Future income tax liability	8,638	—	8,778	—
Share capital (e)	135,815	177,304	114,626	155,485
Contributed Surplus (f)	6,391	—	3,386	—
Retained Earnings (deficit)	1,406	(59,218)	(4,462)	(70,141)

(a)  Flow Through Shares

The Corporation finances a portion of its activities with flow through share issues whereby the tax deductions are renounced to the share subscribers. The tax cost of the deductions renounced to shareholders is reflected as an increase in the future income tax liability and a reduction in the stated value of the shares. Under U.S. GAAP, share capital for flow through shares issued after 1998 is stated at the quoted value of the shares at the date of issuance; the tax cost resulting from deduction renouncements, less any proceeds received in excess of the quoted value of the shares, must be included in the determination of the tax expense.

(b)  Property Acquisitions

In prior years, the Corporation recorded property acquisitions from related parties in exchange for common shares at the exchange amount, pursuant to Canadian GAAP. Under U.S. GAAP, these related party acquisitions are recorded at the seller’s carrying amount. The resulting differences in the recorded carrying amounts of the properties results in differences in depletion and amortization expense in subsequent years.

(c)  Ceiling Test

At December 31, 2005, the Corporation applied a ceiling test to its petroleum and natural gas properties. Under Canadian GAAP, the application of this test required no adjustment to the carrying value of the Corporation’s petroleum and natural gas properties.

For U.S. GAAP purposes, the ceiling test used December 31, 2005 prices of:

Gas (per thousand cubic feet)	$10.35 CDN
Oil and natural gas liquids (per barrel)	$66.25 CDN

The application of the test resulted in no reduction being in the carrying value of the Corporation’s petroleum and natural gas properties under either U.S. or Canadian GAAP for 2005.

At December 31, 2004, the Corporation applied a ceiling test to its petroleum and natural gas properties using December 31, 2004 prices of:

Gas (per thousand cubic feet)	$6.35 CDN
Oil and natural gas liquids (per barrel)	$50.25 CDN

The application of the test resulted in a $10.0 million pre-tax reduction ($8.6 million after tax) in the carrying value of the Corporation’s petroleum and natural gas properties under U.S. GAAP. Under Canadian GAAP, the application of this test required no adjustment to the carrying value of the Corporation’s petroleum and natural gas properties.

At December 31, 2003, the Corporation applied the ceiling test to its petroleum and natural gas properties using December 31, 2003 prices of:

Gas (per thousand cubic feet)	$6.10 CDN
Oil and natural gas liquids (per barrel)	$34.92 CDN

The application of the test resulted in a $34.1 million pre-tax reduction ($22.0 million after tax) in the carrying value of the Corporation’s petroleum and natural gas properties under U.S. GAAP. Under Canadian GAAP, the application of this test required no adjustment to the carrying value of the Corporation’s petroleum and natural gas properties.

The resulting differences in the recorded carrying amounts of the properties results in differences in depletion, amortization and accretion expenses in subsequent years.

(d)   Stock Based Compensation

Under U.S. GAAP, FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by FAS 123, the Corporation elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board (“APB”) Opinion 25. Since all options were granted with exercise prices equal to the market price when the options were granted, no compensation expense has been charged to income at the time of the option grants.

Effective January 1, 2004, the Corporation retroactively adopted the Canadian GAAP policy for “Stock Based Compensation”. This standard requires the Corporation to measure all stock based payments using the fair value method of accounting, and recognize the compensation expense over the vesting period of the related options with a corresponding increase in contributed surplus. This change has resulted in a U.S. GAAP difference and has reduced both the reported net loss and contributed surplus by $3,657,000 (2004 — $2,612,000, 2003 - $771,000) for the year ended December 31, 2005.

(e)           Asset Retirement Obligation

The Corporation adopted with retroactive application the U.S. GAAP policy for asset retirement obligations as of January 1, 2003  The change to the January 1, 2003 reported values were to increase: petroleum and natural gas properties by $888,000, asset retirement obligation by $632,000, future income tax liability by $109,000 and net loss by $147,000. This application did not have a significant impact on the Corporation’s earnings and did not impact the Corporation’s net loss per share. This policy was adopted under Canadian GAAP effective January 1, 2004 and as such, is no longer a reconciling item between Canadian GAAP and U.S. GAAP.

Additional U.S. GAAP Disclosures

FAS 133

At times the Corporation will use derivative financial instruments to manage commodity price exposure. Effective January 1, 2001 the Corporation adopted the provisions of FAS 133 which requires that all derivatives be recognized as assets and liabilities on the balance sheet and measured at fair value. Gains or losses, including unrealized amounts, on derivatives that have not been designated as hedges, or were not effective as hedges, are included in income as they arise.

For derivatives designated as fair value hedges, changes in the fair value are recognized in income together with changes in the fair value of the hedged item. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives are recognized in other comprehensive income until the hedged items are recognized in income. Any change in the fair value of the derivatives that is not effective in hedging the changes in future cash flows is included in income as they arise.

At December 31, 2005 and 2004 the Corporation did not have any derivative financial instruments that were not designated as fair value hedges.

FAS 123(R)

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123(R), “Share-based Payment”, which replaces FAS 123 and supersedes APB Opinion 25. FAS 123(R) requires compensation cost related to share-based payments be recognized in the financial statements and that the cost must be measured based on the fair value of the equity or liability instruments issued. Under FAS 123(R) all share-based payment plans must be valued using option-pricing models. FAS 123(R) is effective for the financial year beginning January 1, 2006. The Corporation has not yet determined what, if any impact this change will have on the reconciliation with U.S. GAAP

FIN 46 - Accounting for Variable Interest Entities

In January 2003, the FASB issued Financial Interpretation 46 “Accounting for Variable Interest Entities” (“FIN 46”) that requires the consolidation of Variable Interest Equities (“VIEs”). VIEs are entities that have insufficient equity or their equity investors lack one or more of the specified elements that a controlling entity would have. The VIEs are controlled through financial interests that indicate control (referred to as “variable interests”). Variable interests are the rights or obligations that expose the holder of the variable interest to expected losses or expected residual gains of the entity. The holder of the majority of an entity’s variable interests is considered the primary beneficiary of the VIE and is required to consolidate the VIE. In December 2003 the FASB issued FIN 46R which superseded FIN 46 and restricts the scope of the definition of entities that would be considered VIEs that require consolidation. The Corporation does not believe FIN 46R results in the consolidation of any additional entities.

SAB 106

In September 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin 106 (“SAB 106”) regarding the application of FAS 143 by oil and gas producing entities that follow the full cost accounting method. SAB 106 states that after the adoption of FAS 143 the future cash flows associated with the settlement of asset retirement obligations that have been accrued on the balance sheet should be excluded from the computation of the present value of estimated future net revenues for purposes of the full cost ceiling test calculation. The Corporation excludes the future cash outflows associated with settling asset retirement obligations from the present value of estimated future net cash flows and does not reduce the capitalized oil and gas costs by the asset retirement obligation accrued on the balance sheet. Costs subject to depletion and depreciation include estimated costs required to develop proved undeveloped reserves and the associated addition to the asset retirement obligations. The adoption of SAB 106 in the fourth quarter of 2004 did not have a material effect on the results of the ceiling test or depletion, depreciation and amortization calculations.

FAS 153

In December 2004, the FASB issued FAS 153 which deals with the accounting for the exchanges of nonmonetary assets. FAS 153 is an amendment of APB Opinion 29. APB Opinion 29 requires that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. FAS 153 amends APB Opinion 29 to eliminate the exception from using fair market value for nonmonetary exchanges of similar productive assets and introduces a broader exception for exchanges of nonmonetary assets that do not have commercial substance. FAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Corporation does not believe that the application of FAS 153 will have an impact on the financial statements.

PRESENTATION

There are different presentations between Canadian and U.S. GAAP which are as follows:

1)             No subtotal is permitted under U.S. GAAP within cashflow from operations on the statement of cashflows.

2)             Under U.S. GAAP, there is no difference between net income and other comprehensive income.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

ITEM 6.  INDEMNIFICATION

The Business Corporations Act (Alberta), under which Canadian Superior is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if the director acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. Our bylaws provide that Canadian Superior shall indemnify a director or officer within the limitations set forth in its governing statute.

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES

The following securities were sold by us within the last three years which were not registered under the Securities Act:

1.             On various dates to the present date in 2006, we issued an aggregate of 1,860,667 common shares pursuant to the exercise of options previously granted under our stock option plan. No underwriters were involved. The weighted average issue price was $1.84 per share, for an aggregate issue price of $3,422,194. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

2.             On February 24, 2006, we issued 260,439 common shares to a former director and officer in Alberta, Canada in satisfaction of indebtedness owed by us to him. No underwriters were involved. The effective issue price was $2.73 per share, for an effective aggregate issue price of $710,999. The issue of shares was pursuant to a prospectus exemption under securities legislation in Alberta, Canada. Such offer and sale occurred outside the United States.

3.             On February 9, 2006, we issued an aggregate of 1,000,000 units in Canada. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant entitled the holder to purchase one common share until December 31, 2006 at an exercise price of $2.80 per common share. The issue price was $2.40 per unit, for an aggregate issue price of $2,400,000. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

4.             On February 1, 2006, we issued 15,000 preferred share purchase units to a single purchaser in the United States. Each preferred share purchase unit consists of ten 5% US$100 cumulative convertible redeemable preferred shares and 80 common share purchase warrants. Each warrant entitles the holder to purchase one common share for thirty-six months from February 1, 2006 at an exercise price of US$3.00 per common share. No underwriters were involved. The issue price was US$1,000 per preferred share purchase unit, for an aggregate issue price of US$15,000,000. The issue of units was pursuant to a prospectus exemption under securities legislation in Alberta, Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

5.             On various dates during 2005, we issued an aggregate of 852,444 common shares pursuant to the exercise of options previously granted under our stock option plan. No underwriters were involved. The weighted average issue price was $1.22 per share, for an aggregate issue price of $1,043,881. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

6.             On various dates in November and December 2005, we issued an aggregate of 2,976,400 flow-through common shares to a number of purchasers in Canada. No underwriters were involved. The issue price was $3.00 per share, for an aggregate issue price of $8,929,200. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

7.             In September 2005, we issued an aggregate of 5,500,000 common shares and 2,750,000 warrants to a number of purchasers in Canada and the United States. Each warrant entitles the holder to purchase one common share until June 30, 2006 at an exercise price of $2.50 per common share or the equivalent in U.S. dollars. The common shares and warrants were issued on exercise of 5,500,000 special warrants issued on various dates in July 2005. Brant Securities Limited acted as selling agent for sales to purchasers in Canada. There was no underwriter or agent for sales to purchasers in the United States. The issue price was $2.00 per special warrant, for an aggregate issue price of $11,000,000. The issue of common shares and warrants in Canada was pursuant to a short form prospectus filed with securities commissions in various provinces of Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

8.             On various dates during 2004, we issued an aggregate of 1,299,168 common shares pursuant to the exercise of options previously granted under our stock option plan. No underwriters were involved. The weighted average issue price was $1.13 per share, for an aggregate issue price of $1,461,952. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

9.             On various dates during 2004, we issued an aggregate of 3,486,013 common shares pursuant to the exercise of warrants granted in 2003 and 2004. No underwriters were involved. The issue prices were $2.00 per share for 3,002,000 common shares and $3.20 per share for 484,013 common shares, for an aggregate issue price of $7,552,842. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

10.           On various dates in December 2004, we issued an aggregate of 1,377,000 flow-through common shares to a number of purchasers in Canada. Acumen Capital Finance Partners Limited and Maison Placements Canada Inc. acted as selling agents. The issue price was $2.50 per share, for an aggregate issue price of $3,442,500. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

11.           In February 2004, we issued an aggregate of 7,400,180 common shares, 2,466,726 warrants and 142,857 flow-through common shares to a number of purchasers in Canada and the United States. Each warrant entitled the holder to purchase one common share until March 31, 2004 (which was subsequently extended to December 31, 2004 for warrants held by persons other than insiders and their associates and affiliates) at an exercise price of $3.20 per common share. The common shares and warrants were issued on exercise of 7,400,180 special warrants issued on various dates in December 2003 and January 2004. The flow-through common shares were issued on exercise of 142,857 flow-through special warrants issued on December 31, 2003. Maison Placements Canada Inc. acted as selling agent for sales of special warrants to purchasers in Canada and First Albany Capital and Pritchard Capital Partners, LLC acted as selling agents for sales of special warrants to purchasers in the United States. There was no underwriter or agent for sales of the flow-through special warrants. The issue prices were $3.00 per special warrant and $3.50 per flow-through special warrant, for an aggregate issue price of $22,700,540. The issue of common shares, warrants and flow-through common shares in Canada was pursuant to a short form prospectus filed with securities commissions in various provinces of Canada.

The issue of special warrants was pursuant to prospectus exemptions under securities legislation in various provinces of Canada and the issue of flow-through special warrants was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

12.           On various dates during 2003, we issued an aggregate of 1,624,665 common shares pursuant to the exercise of options previously granted under our stock option plan. No underwriters were involved. The weighted average issue price was $0.99 per share, for an aggregate issue price of $1,601,045. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

13.           On various dates during 2003, we issued an aggregate of 1,206,166 common shares pursuant to the exercise of warrants granted on March 20, 2003. No underwriters were involved. The issue price was $2.00 per share, for an aggregate issue price of $2,412,332. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

14.           In November and December 2003, we issued an aggregate of 4,998,552 flow-through common shares to a number of purchasers in Canada. No underwriters were involved. The issue price was $3.25 per share, for an aggregate issue price of Cdn. $16,245,005. The issue of shares was pursuant to prospectus exemptions under securities legislation in various provinces of Canada. Such offers and sales occurred outside the United States.

15.           On July 10, 2003, we issued 800,000 flow-through common shares to a single purchaser in Ontario, Canada. No underwriters were involved. The issue price was $1.90 per share, for an aggregate issue price of $1,520,000. The issue of shares was pursuant to a prospectus exemption under securities legislation in Ontario, Canada. Such offer and sale occurred outside the United States.

16.           On March 20, 2003, we issued an aggregate of 9,040,333 units to a number of purchasers in Canada and the United States. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant entitled the holder to purchase one common share until March 20, 2004 at an exercise price of $2.00 per common share. Maison Placements Canada Inc. and Acadian Securities Incorporated acted as selling agents for sales to purchasers in Canada. There was no underwriter or agent for sales to purchasers in the United States. The issue price was $1.50 per special warrant, for an aggregate issue price of $13,560,500. The issue of units was pursuant to a short form prospectus filed with securities commissions in various provinces of Canada. The sales of such securities in the United States were exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering.

17.           On February 25, 2003, we issued an aggregate of 13,400,000 common shares and 54,000 underwriters’ compensation warrants. Each warrant entitled the holder to purchase one common share until February 24, 2004 at an exercise price of $2.00 per common share. Octagon Capital Corporation, Maison Placements Canada Inc., Jennings Capital Inc. and Wolverton Securities Ltd. acted as underwriters for sales to purchasers in Canada. The issue price was $1.60 per share, for an aggregate issue price of $21,440,000. The issue of common shares and warrants was pursuant to a short form prospectus filed with securities commissions in various provinces of Canada. Such offers and sales occurred outside the United States.

ITEM 9.  EXHIBITS

(a)       The following exhibits are filed herewith:

Exhibit Number		Exhibit Description

3.1	—	Articles of Incorporation

3.2	—	Bylaws

4.1	—	Shareholder Rights Plan

4.2	—	Registration Rights Agreement

5.1	—	Opinion of Burnet, Duckworth & Palmer LLP

10.1	—	Stock Option Plan

21.1	—	List of Subsidiaries of Canadian Superior Energy Inc.

23.1	—	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm

23.2	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	—	Consent GLJ Petroleum Consultants Ltd.

23.4	—	Consent of Burnet, Duckworth & Palmer LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (set forth on signature page to this Registration Statement).

(b)      Financial Statement Schedules

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

ITEM 10.               UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided that with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b)           The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Country of Canada, on the 12th day of May, 2006.

CANADIAN SUPERIOR ENERGY INC.

By:	/s/ GREGORY S. NOVAL
Gregory S. Noval
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Noval and Ross A. Jones, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) to this Registration Statement, including post-effective amendments and supplements thereto, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement on Form F-1 has been signed by the following persons in the capacities indicated on May 12, 2006.

/s/ GREGORY S. NOVAL	Chief Executive Officer and Director
Gregory S. Noval

/s/ ROSS A. JONES	Chief Financial Officer (Principal Accounting Officer)
Ross A. Jones

/s/ LEIGH BILTON	Director
Leigh Bilton

/s/ MICHAEL E. COOLEN	Director
Michael E. Coolen

/s/ CHARLES DALLAS	Director
Charles Dallas

/s/ THOMAS J. HARP	Director
Thomas J. Harp

/s/ GERALD J. MAIER	Director
Gerald J. Maier

/s/ ALEXANDER SQUIRES	Director
Alexander Squires

/s/ KAARE IDLAND	Director
Kaare Idland

/s/ RICHARD M. WATKINS	Authorized Representative in the United States
Richard M. Watkins

EXHIBIT INDEX

Exhibit Number		Exhibit Description

3.1	—	Articles of Incorporation

3.2	—	Bylaws

4.1	—	Shareholder Rights Plan

4.2	—	Registration Rights Agreement

5.1	—	Opinion of Burnet, Duckworth & Palmer LLP

10.1	—	Stock Option Plan

21.1	—	List of Subsidiaries of Canadian Superior Energy Inc.

23.1	—	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm

23.2	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	—	Consent GLJ Petroleum Consultants Ltd.

23.4	—	Consent of Burnet, Duckworth & Palmer LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (set forth on signature page to this Registration Statement).